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                                                                    EXHIBIT 10.3

                           LOAN AND SECURITY AGREEMENT

                             ORION HEALTHCORP, INC.
                 AND CERTAIN OF ITS AFFILIATES AND SUBSIDIARIES

                                       AND

        SUCH OTHER PERSONS JOINED HERETO AS BORROWERS FROM TIME TO TIME,

                                  AS BORROWERS,

                                      WITH

                     HEALTHCARE BUSINESS CREDIT CORPORATION

                                    AS LENDER

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                                TABLE OF CONTENTS

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                                                                                     PAGE
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SECTION 1.   DEFINITIONS AND INTERPRETATION.......................................     1
         1.1      Terms Defined..................................................      1
         1.2      Matters of Construction........................................     11
         1.3      Accounting Principles..........................................     11
         1.4      Fiscal Quarters................................................     11
SECTION 2.   THE LOANS............................................................    11
         2.1      Credit Facility - Description..................................     11
         2.2      Funding Procedures.............................................     12
         2.3      Interest and Fees..............................................     13
         2.4      Additional Interest Provisions.................................     14
         2.5      Payments.......................................................     15
         2.6      Use of Proceeds................................................     16
         2.7      Lockboxes and Collections......................................     16
         2.8      Fees...........................................................     17
SECTION 3.   COLLATERAL...........................................................    18
         3.1      Description....................................................     18
         3.2      Lien Documents.................................................     18
         3.3      Other Actions..................................................     18
         3.4      Searches.......................................................     19
         3.5      Good Standing Certificates.....................................     19
         3.6      Filing Security Agreement......................................     19
         3.7      Power of Attorney..............................................     19
         3.8      Guaranty Agreement.............................................     20
SECTION 4.   CLOSING AND CONDITIONS PRECEDENT TO ADVANCES.........................    20
         4.1      Resolutions, Opinions, and Other Documents.....................     20
         4.2      Additional Preconditions to Loans..............................     21
         4.3      Absence of Certain Events......................................     22
         4.4      Compliance with this Agreement.................................     22
         4.5      Closing Certificate............................................     22
         4.6      Closing........................................................     23
         4.7      Non-Waiver of Rights...........................................     23
SECTION 5.   REPRESENTATIONS AND WARRANTIES.......................................    23
         5.1      Organization and Validity......................................     23
         5.2      Places of Business.............................................     24
         5.3      Operation of Facilities........................................     24
         5.4      Pending Litigation.............................................     24
         5.5      Medicaid and Medicare Cost Reporting...........................     24
         5.6      Title to Collateral............................................     24
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         5.7      Governmental Consent...........................................     25
         5.8      Taxes..........................................................     25
         5.9      Financial Statements...........................................     25
         5.10     Full Disclosure................................................     25
         5.11     Guarantees, Contracts, etc.....................................     25
         5.12     Compliance with Laws...........................................     26
         5.13     Other Associations.............................................     26
         5.14     Environmental Matters..........................................     26
         5.15     Capital Stock and Equity Interests.............................     26
         5.16     Lockboxes......................................................     27
         5.17     Borrowing Base Reports.........................................     27
         5.18     Security Interest..............................................     27
         5.19     Accounts.......................................................     27
         5.20     Pension Plans..................................................     27
         5.21     Representations and Warranties for each Loan...................     27
         5.22     Interrelatedness of Borrowers..................................     30
         5.23     Commercial Tort Claims.........................................     30
         5.24     Letter of Credit Rights........................................     30
         5.25     Intellectual Property..........................................     30
         5.26     Solvency.......................................................     30
         5.27     Acquisition Documents..........................................     30
         5.28     DVI Documents..................................................     31
SECTION 6.    BORROWER'S AFFIRMATIVE COVENANTS...................................     31
         6.1      Payment of Taxes and Claims....................................     31
         6.2      Maintenance of Insurance, Financial Records and Existence......     31
         6.3      Business Conducted.............................................     32
         6.4      Litigation.....................................................     32
         6.5      Taxes..........................................................     32
         6.6      Financial Covenants............................................     32
         6.7      Financial and Business Information.............................     34
         6.8      Officers' Certificates.........................................     35
         6.9      Inspection.....................................................     35
         6.10     Tax Returns and Reports........................................     35
         6.11     Material Adverse Developments..................................     36
         6.12     Places of Business.............................................     36
         6.13     Notice of Action...............................................     36
         6.14     Verification of Information....................................     36
         6.15     Value Track System(TM).........................................     36
         6.16     Commercial Tort Claim..........................................     36
         6.17     First Street, Southeast and West Loop..........................     37
SECTION 7.    BORROWERS' NEGATIVE COVENANTS......................................     37
         7.1      Merger, Consolidation, Dissolution or Liquidation..............     37
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
         7.2      Liens and Encumbrances.........................................     37
         7.3      Negative Pledge................................................     37
         7.4      Transactions With Affiliates or Subsidiaries...................     37
         7.5      Guarantees.....................................................     38
         7.6      Indebtedness...................................................     38
         7.7      Loans to Other Persons.........................................     38
         7.8      Change in Ownership/Management.................................     38
         7.9      Subordinated Debt Payments.....................................     38
         7.10     Distributions..................................................     38
SECTION 8.    DEFAULT............................................................     39
         8.1      Events of Default..............................................     39
         8.2      Cure...........................................................     41
         8.3      Rights and Remedies on Default.................................     41
         8.4      Nature of Remedies.............................................     43
         8.5      Set-Off........................................................     43
SECTION 9.    MISCELLANEOUS......................................................     43
         9.1      GOVERNING LAW..................................................     43
         9.2      Integrated Agreement...........................................     43
         9.3      Waiver and Indemnity...........................................     43
         9.4      Time...........................................................     44
         9.5      Expenses of Lender.............................................     44
         9.6      Confidentiality................................................     44
         9.7      Notices........................................................     45
         9.8      Brokerage......................................................     45
         9.9      Headings.......................................................     45
         9.10     Survival.......................................................     45
         9.11     Successors and Assigns.........................................     45
         9.12     Duplicate Originals............................................     46
         9.13     Modification...................................................     46
         9.14     Signatories....................................................     46
         9.15     Third Parties..................................................     46
         9.16     Waivers........................................................     46
         9.17     CONSENT TO JURISDICTION........................................     47
         9.18     WAIVER OF JURY TRIAL...........................................     47
         9.19     Publication....................................................     47
         9.20     Discharge of Taxes, Borrower's Obligations, Etc................     47
         9.21     Injunctive Relief..............................................     48
SECTION 10.    SPECIAL INTER-BORROWER PROVISIONS.................................     48
         10.1     Certain Borrower Acknowledgments and Agreements................     48
         10.2     Maximum Amount Of Joint and Several Liability..................     49
         10.3     Authorization of Orion by Borrowers............................     49
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                                  EXHIBIT LIST

Exhibit  1.1        --      Projections
Exhibit  2.1(b)     --      Form of Revolving Credit Note
Exhibit  2.2(b)     --      Form of Borrowing Base Certificate
Exhibit  2.2(c)     --      Loan Request
Exhibit  4.1        --      Form of Opinion of Counsel
Exhibit  4.2A       --      Notice Letter Re: Commercial Obligors
Exhibit  4.2B       --      Notice Letter Re: Government Obligors
Exhibit  6.8        --      Officer's Certificate

Schedule 1          --      Ineligible Obligors and Concentration Limits
Schedule 2          --      Wholly Owned and Controlled Borrowers
                    --      Borrower Managed Physician Groups
                    --      Borrowers' States of Qualifications
                    --      Jurisdictions of organization/Chief Executive Office
                    --      Places of Business/Other Names
                    --      Provider Identification Numbers
                    --      Pending Litigation
                    --      Permitted Liens
                    --      Fiscal Year End
                    --      Organization Number/Tax I.D. Numbers
                    --      Existing Guaranties, Investments and Borrowings
                    --      Other Associations
                    --      Environmental Matters
                    --      Capital Stock
                    --      Commercial Tort Claims
                    --      Letter of Credit Rights
                    --      Intellectual Property

                                       iv

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                           LOAN AND SECURITY AGREEMENT

         This Loan and Security Agreement ("AGREEMENT") is dated this 15th day of December 2004, by and among ORION HEALTHCORP, INC. a Delaware corporation
("Orion"), BAYTOWN SURGICARE, INC., a Texas corporation, BELLAIRE ASC L.P., a
Texas limited partnership, BELLAIRE SURGICARE, INC., a Texas corporation, DENNIS
CAIN MANAGEMENT, L.L.C., a Texas limited liability company, DENNIS CAIN
PHYSICIAN SOLUTIONS, LTD., a Texas limited partnership ("DCPS"), INTEGRATED
PHYSICIAN SOLUTIONS, INC., a Delaware corporation ("IPS"), INTEGRIMED, INC., a
Nevada corporation ("IntegriMED"), MEDICAL BILLING SERVICES, INC., a Texas corporation ("MBS"), SAN JACINTO SURGERY CENTER, LTD., a Texas limited partnership ("San Jacinto"), SURGICARE MEMORIAL VILLAGE, L.P., a Texas limited partnership, TASC ANESTHESIA, LLC, an Ohio limited liability company, TOWN &
COUNTRY SURGICARE, INC., a Texas corporation, TUSCARAWAS AMBULATORY SURGERY
CENTER, LLC, an Ohio limited liability company, TUSCARAWAS OPEN MRI, LP, an Ohio limited partnership, and such other Persons joined hereto as a Borrower from time to time (together with Orion, DCPS, IPS, IntegriMED, MBS and San Jacinto,
"BORROWERS" and each individually a "BORROWER") and HEALTHCARE BUSINESS CREDIT
CORPORATION, a Delaware corporation as lender ("Lender").

                                   BACKGROUND

         A. Borrowers have requested that Lender make available to them, on a joint and several basis, a Credit Facility in the maximum amount of $4,000,000 which will be secured by a first priority perfected security interest in the Accounts and other Collateral of Borrowers. Lender is willing to make the Credit
Facility available to Borrowers pursuant to the terms and provisions hereinafter set forth.

         B. The parties desire to set forth the terms and conditions of their relationship to writing.

         NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

         SECTION 1. DEFINITIONS AND INTERPRETATION

         1.1 Terms Defined: As used in this Agreement, the following terms have the following respective meanings:

                  "ACCOUNT(s)" means (a) all accounts, payment intangibles, instruments, chattel paper and all other rights of Borrowers to receive payments, including without limitation, the third party reimbursable portion of accounts receivable owing to a Borrower and accounts, payment intangibles, instruments chattel paper and all other rights to receive payment assigned to Borrower (or in which a Borrower is granted a first priority perfected security interest) by a Borrower Managed Physician Group, arising out of the delivery by such Borrower or a Borrower Managed Physician Group of medical, surgical, diagnostic, treatment or other professional or medical or healthcare related services and/or the supply of goods related to any of such services (whether such services are supplied by a Borrower or a third party), including without limitation all health-care-insurance-receivables and all other rights to reimbursement under any agreements with an Obligor, and fees, costs and reimbursement under Management Service Agreements, (b) all accounts, general intangibles, rights, remedies, guarantees, supporting obligations, letter of credit rights, and security interests in respect of the foregoing and, all rights of enforcement and collection, all books and records evidencing or related to the foregoing, and all rights under this Agreement in respect of the foregoing, (c) all information and data compiled or derived by such Borrower in respect of such accounts receivable (other than any such information and data subject to legal restrictions of patient confidentiality), and (d) all proceeds of any of the foregoing.

                  "ACCOUNTS DETAIL FILE" has the meaning set forth in Section 2.2(b) hereof.

                  "ACQUISITION DOCUMENTS" means (a) that certain Agreement and Plan of Merger by and among Surgicare, Inc., IPS Acquisition, Inc. and Integrated Physician Solutions, Inc., dated as of February 9, 2003, as amended by that certain First Amendment to Agreement and Plan of Merger dated July 16, 2004, and that certain Second Amendment to Agreement and Plan of Merger dated September 9, 2004, and (b) that certain Agreement and Plan of Merger by and among Surgicare, Inc., DCPS/MBS Acquisition, Inc., Dennis Cain Physician Solutions, Ltd., Medical Billing Services, Inc., and the Sellers party thereto dated as of July 16, 2004, as amended by that certain First Amendment to Agreement and Plan of Merger dated September 9, 2004 and by that certain Second Amendment to Agreement and Plan of Merger dated December 15, 2004.

                  "ACQUISITION TRANSACTION" means the transactions contemplated by the Acquisition Documents.

                   "ADVANCE(s)" means any monies advanced or credit extended, including without limitation the Loans to or for the benefit of Borrowers, or any of them by Lender, under the Credit Facility.

                  "ADVANCE RATE" means 85% or such other percentage(s) resulting from an adjustment pursuant to Section 2.1(d) below.

                  "AFFILIATE" means with respect to any Person (the "SPECIFIED PERSON"), (a) any Person which directly or indirectly controls, or is controlled by, or is under common control with, the Specified Person, and (b) any partner, director or officer (or, in the case of a Person which is not a corporation, any individual having analogous powers) of the Specified Person or of a Person who is an Affiliate of the Specified Person within the meaning of the preceding clause (a). For purposes of the preceding sentence, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, or direct or indirect ownership (beneficially or of record) of, or direct or indirect power to vote, 10% or more of the outstanding shares of any class of capital stock of such Person (or in the case of a Person that is not a corporation, 10% or more of any class of partnership or other equity interest).

                  "AUTHORIZED OFFICER" means any officer, member or partner of a Borrower authorized by specific resolution of Borrower to request Loans as set forth in the incumbency certificate referred to in Section 4.1(d) of this Agreement.

                  "BILLING DATE" means (a) the last Business Day of the week in which goods or the services giving rise to the corresponding Account were rendered or provided in the case of out patient

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services and (b) the earlier of the discharge date or the regular monthly billing date for billing the respective Obligor, or if none, the last business day of a calendar month, in the case of inpatient services.

                  "BORROWER MANAGED PHYSICIAN GROUP" means each physician group managed by IPS pursuant to a Management Service Agreement as set forth on
Schedule 2 attached hereto and made a part hereof.

                  "BORROWING BASE" means, at any date, an amount equal to the lesser of (a) the Revolving Loan Commitment, or (b) the product of (i) the applicable Advance Rate then in effect, times (ii) the Estimated Net Value of all Eligible Accounts as of such date.

                  "BORROWING BASE DEFICIENCY" means, as of any date, the amount, if any, by which (a) the aggregate amount of all Advances outstanding as of such date exceeds (b) the Borrowing Base as of such date.

                  "BORROWING BASE EXCESS" means, as of any date, the amount, if any, by which (a) the Borrowing Base as of such date exceeds (b) the aggregate amount of all Advances outstanding as of such date.

                  "BORROWING BASE REPORT" has the meaning set forth in Section 2.2(b) hereof.

                  "BUSINESS ASSOCIATE AGREEMENT" means that certain Business Associate Agreement among Borrowers and Lender of even date herewith, as the same may be modified, amended, restated or replaced from time to time.

                  "BUSINESS DAY" means any day other than a Saturday, Sunday or any day on which banking institutions in Philadelphia, Pennsylvania or New York City, New York are permitted or required by law, executive order or governmental decree to remain closed or a day on which Lender is closed for business.

                  "BUSINESS SERVICES AGREEMENTS(s)" means, collectively and individually, those certain Business Services Agreements between IPS or IntegriMED and each of its customers.

                  "CHAMPUS" means the Civilian Health and Medical Program of the Uniformed Service, a part of TRICARE, a medical benefits program supervised by the U.S. Department of Defense.

                  "CHANGE OF CONTROL" means:

                  (a) with respect to Orion, (i) a transaction or series of related transactions pursuant to which any Person (other than Guarantor) or group of related Persons acquires or would acquire (upon completion of such transaction or series of transactions) shares (or securities exercisable for or convertible into shares) representing more than fifty percent (50%) of the outstanding common stock of Orion, pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, consolidation, share exchange or other business combination involving Orion, if, upon consummation of such transaction, the Persons who were stockholders of Orion immediately prior to such transaction continue to hold,

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following such transaction, less than fifty percent (50%) of the outstanding equity securities of the entity surviving such merger, consolidation or reorganization, or the parent of such entity, or (iii) any other transaction or series of related transactions pursuant to which any Person or related group of Persons acquires or would acquire (upon completion of such transaction or series of transactions) control of Orion's board of directors or by which nominees of any such Person or group of Persons are (or would be) elected or appointed to a majority of the seats on the board of directors of Orion; or

                  (b) Continuing Directors do not constitute a majority of the members of the board of directors of Orion; or

                  (c) Orion ceases to directly or indirectly own and control all of the issued and outstanding capital stock of any of the Wholly Owned Borrowers; or

                  (d) Orion or one of the Wholly Owned Borrowers ceases to be the sole general partner or sole managing member of any of the Controlled Borrowers or ceases to have the right or ability by voting power, contract or otherwise to control any Controlled Borrower.

                  "CLOSING" has the meaning set forth in Section 4.6 hereof.

                  "CLOSING DATE" has the meaning set forth in Section 4.6 hereof.

                  "COLLATERAL" has the meaning set forth in Section 3.1 hereof.

                  "COLLECTIONS" means with respect to any Account, all cash collections on such Account.

                  "COLLECTION ACCOUNT" has the meaning set forth in Section 2.7(a) hereof.

                  "COMMERCIAL LOCKBOX" means a lockbox in the name of Lender (or a nominee of Lender) and maintained at the Lockbox Bank, or such other bank as is acceptable to Lender, to which Collections on all Accounts, other than Government Accounts, are sent.

                  "COMMITMENT FEE" has the meaning set forth in Section 2.8 hereof.

                  "CONCENTRATION LIMITS" means the various financial tests, expressed as percentages of the then current ENV of all Eligible Accounts, described on SCHEDULE 1 as in effect from time to time.

                  "CONTINUING DIRECTOR" means (a) any member of the board of directors of Orion who was a director of Orion on the Closing Date, and (b) any individual who becomes a member of the board of directors of Orion after the Closing Date if such individual was appointed or nominated for election to the board of directors of Orion by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the board of directors of Orion in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (as such terms are used in Rule 14a-11 under the Securities Exchange Act of 1934, as amended) of Orion and whose initial assumption of office resulted from such contest or the settlement thereof.

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                  "CONTRACT" means an agreement by which an Obligor is obligated to pay for services rendered to patients of Borrower.

                  "CONTROLLED BORROWERS" means, collectively, those Borrowers the sole general partnership interest or sole managing member interest, as applicable, of which is owned by Orion or one of the Wholly Owned Borrowers as listed on Schedule 2 hereto.

                  "CREDIT FACILITY" has the meaning set forth in Section 2.1(a) hereof.

                  "DEBT SERVICE COVERAGE RATIO" means the ratio of (a) the sum of (i) net income, plus (ii) interest expense, plus (iii) taxes, plus (iv) depreciation and amortization expenses, to (b) the sum of (i) interest expense, plus (ii) taxes, plus (iii) the current portion of long-term Indebtedness, plus
(iv) the current portion of lease payments under capitalized leases, plus (v) Distributions, all as determined for Borrowers on a consolidated basis (including San Jacinto), in accordance with generally accepted accounting principles consistently applied, on a rolling four quarter basis; provided however, that such calculation as of the fiscal quarter ending December 31, 2004 shall be for the most recent fiscal quarterly period ending on such date on a cumulative, annualized basis; such calculation for the fiscal quarter ending March 31, 2005 shall be for the two (2) most recent fiscal quarterly periods ending on such date on a cumulative, annualized basis and such calculation for the fiscal quarter ending June 30, 2005 shall be for the three (3) most recent fiscal quarterly periods ending on such date on a cumulative, annualized basis.

                  "DEFAULT RATE" means the lesser of (a) the Highest Lawful Rate or (b) 300 basis points above the interest rate otherwise applicable on the Loans.

                  "DEFAULTED ACCOUNT" means an Account as to which (a) the initial ENV has not been received in full as Collections within 150 days of the Billing Date, or (b) Lender reasonably deems uncollectible because of the bankruptcy or insolvency of the Obligor or any other reason.

                  "DEPOSITORY AGREEMENT(S)" means those certain Depository Agreements entered into in connection with this Agreement among Borrowers, Lender and the Lockbox Bank, relating to the Commercial Lockbox and the Government Lockbox, as applicable.

                  "DESIGNATED FUNDING DATE" has the meaning set forth in Section 2.2(a) hereof.

                  "DISTRIBUTION" means (a) dividends or other distributions on capital stock or partnership or other equity interests of a Borrower; (b) the redemption, repurchase or acquisition of such stock or partnership or other equity interests or of warrants, rights or other options to purchase such stock or partnership or other equity interest; and (c) loans made to any Shareholders, officers, directors and/or Affiliates of such Borrower.

                  "DOWNLOAD DATE" has the meaning set forth in Section 2.2(b) hereof.

                  "DVI DOCUMENTS" means, collectively, (a) that certain Restated Loan Agreement by and between DVI Business Credit Receivables Corp III and Surgicare, Inc. and Integrated Physician Solutions, Inc., dated June 18, 2004, as amended by that certain Amendment No. 1 to Restated Loan Agreement dated September 10, 2004 among DVI Business Credit Receivables Corp. III, Surgicare,

Inc., and Integrated Physician Solutions, Inc. (the "REC III Restated Loan Agreement"); (b) that certain Restated Loan Agreement by and among the special purpose entities set forth on Schedule I thereto and Surgicare, Inc. and Integrated Physician Solutions, Inc., dated June 18, 2004, as amended by that certain Amendment to No. 1 to Restated Loan Agreement dated August 13, 2004 among the special purpose entities a party thereto, Surgicare, Inc., and Integrated Physician Solutions, Inc. (the "SPE Restated Loan Agreement," and together with the REC III Restated Loan Agreement, the "Restated DVI Loan Agreements"); (c) the Promissory Notes executed and delivered by Orion in connection with the Restated DVI Loan Agreements; and (d) the Restated Security Agreement executed and delivered by Orion in connection with the SPE Restated Loan Agreement.

                  "ELIGIBLE ACCOUNT" means an Account of a Borrower (other than DCPS, MBS or IntegriMED):

                           (a) which is a liability of an Obligor which is (i) a
commercial insurance company acceptable to Lender, organized under the laws of any jurisdiction in the United States, having its principal office in the United States, other than those listed on SCHEDULE 1 as ineligible, (ii) a Blue Cross/Blue Shield Plan other than those listed on SCHEDULE 1 as ineligible,
(iii) CHAMPUS, Medicare or Medicaid, or (iv) a HMO, PPO, or an institutional Obligor acceptable to Lender, or any other type of obligor, not included in the categories of obligors listed in the foregoing clauses (i) - (iii), organized under the laws of any jurisdiction in the United States, having its principal office in the United States, and is listed on SCHEDULE 1 as an eligible Obligor,

                           (b) the Obligor of which is not an Affiliate of
Borrower,

                           (c) if the Obligor of which is a Notice Obligor, such
Notice Obligor has received, within seven (7) days of the date hereof, a letter substantially in the form of EXHIBIT 4.2A, (in the case of all Accounts other than Government Accounts), or a letter substantially in the form of EXHIBIT 4.2B (in the case of all Government Accounts),

                           (d) in an amount, as relating to an individual
patient, not less than $5 nor more than $50,000, denominated and payable in dollars in the United States,

                           (e) as to which the representations and warranties of
Section 5.21 hereof are true,

                           (f) which, if such Account is in the form of a cost
report receivable owing from any governmental agency, Lender has agreed to include it in the Borrowing Base,

                           (g) which (i) does not arise from the delivery of
cosmetic surgery services and (ii) is not a workers' compensation claim (unless expressly approved by Lender) and (iii) does not arise from any services delivered for injury sustained in a motor vehicle accident (unless the Obligor on such Account is a type of Obligor permitted pursuant to clause (a) of this definition) and (iv) is not an Individual Payor Account,

                           (h) which is not outstanding more than (i) 180 days
past the Billing Date in the case of Accounts that have been billed, and (ii) 45 days past the date the corresponding

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

services and/or goods were provided in the case of Accounts that have not been billed; provided that in no event may the Account be outstanding more than 225 days past the date the corresponding services and/or goods were provided,

                           (i) the Obligor on which does not have fifty percent
(50%) or more of its Accounts owing to Borrowers constituting Defaulted
Accounts,

                           (j) to the extent such Account does not include late
charges or finance charges, and

                           (l) which complies with such other criteria and
requirements as may be specified from time to time by Lender in its reasonable discretion.

                  "EQUITY OPTION" means the option of Guarantor to purchase additional shares of Orion's Class A Common Stock pursuant to Section 2.4 of that certain Amended and Restated Subscription Agreement dated February 9, 2004 between Borrower and Guarantor.

                  "ESTIMATED NET VALUE" or "ENV" means on any date of calculation with respect to any Account an amount equal to the anticipated cash collections as calculated by Lender using the Value Track System(TM) (which system periodically adjusts such amount to reflect Lender's evaluation of the performance of similar Accounts and to reflect payments received with respect thereto), except that if Lender determines that all Obligor payments with respect to an Account have been made or if an Account has become a Defaulted Account, the ENV of such Account shall be zero.

                  "EVENT OF DEFAULT" has the meaning set forth in Section 8.1 hereof.

                  "EXCESS LIQUIDITY" means the difference between the sum of (a)
(i) cash, plus (ii) investments readily convertible into cash, plus (iii) rights to call contributions to capital, minus (b) the sum of (i) current obligations, plus (ii) commitments to make investments.

                  "EXPENSES" has the meaning set forth in Section 9.5 hereof.

                  "FIXED COSTS" means all general and administrative costs including without limitation, charges for bad debt, property taxes, facility rent, facility repairs and maintenance fees, professional fees, insurance costs, utilities expenses, office expenses, depreciation and amortization, and other administrative costs, as such terms are used in the Projections.

                  "FUNDING DATE" has the meaning set forth in Section 2.2(a) hereof.

                  "GAAP" means generally accepted accounting principles, consistently applied.

                  "GOVERNMENT ACCOUNTS" means Accounts on which any federal or state governmental unit or any intermediary for federal or state governmental unit is the Obligor.

                  "GOVERNMENT LOCKBOX" means a lockbox and/or deposit account in the name of Borrower(s) maintained at the Lockbox Bank, or such other bank as is acceptable to Lender, to which Collections on all Government Accounts are sent.

                  "GUARANTOR" means, collectively and individually as context requires, Brantley Capital Corporation, a Maryland corporation, and Brantley Capital Partners IV, LP, a Delaware limited partnership, each with a principal place of business at Lakepoint, 3201 Enterprise Parkway, Suite 350, Beachwood, Ohio 44122.

                  "GUARANTY AGREEMENT" has the meaning set forth in Section 3.8 hereof.

                  "HAZARDOUS SUBSTANCES" means any substances defined or designated as hazardous or toxic waste, hazardous or toxic material, hazardous or toxic substance or similar term, by any environmental statute, rule or regulation of any governmental entity presently in effect and applicable to such real property.

                  "HIGHEST LAWFUL RATE" has the meaning set forth in Section 2.4(c) hereof.

                  "INDEBTEDNESS" of a Person at a particular date shall mean all liabilities and obligations of such Person, including without limitation, those which in accordance with GAAP would be classified upon a balance sheet as liabilities and all other indebtedness, debt and other similar monetary obligations of such Person whether direct or guaranteed, contingent or liquidated, matured or unmatured and all premiums, if any, due at the required prepayment dates of such any indebtedness, and all indebtedness secured by a lien on assets owned by such Person, whether or not such indebtedness actually shall have been created, assumed or incurred by such Person. Any indebtedness of such Person resulting from the acquisition by such Person of any assets subject to any lien shall be deemed, for the purposes hereof, to be the equivalent of the creation, assumption and incurring of the indebtedness secured thereby, whether or not actually so created, assumed or incurred.

                  "INDIVIDUAL PAYOR ACCOUNT" means an Account owing by an Obligor who is the individual patient or Person who received the goods or services rendered.

                  "INITIAL TERM" has the meaning set forth in Section 2.1(c) hereof.

                  "JCAHO" means the Joint Commission for Accreditation of Healthcare Organizations, a nationally recognized organization providing accreditations to hospitals and other healthcare facilities, or any successor entity charged with performing its functions.

                  "LOAN(s)" has the meaning set forth in Section 2.1(a) hereof.

                  "LOAN DOCUMENTS" means this Agreement, the Revolving Credit Note, Guaranty Agreement, Depository Agreements and all agreements relating to the Government Lockbox and the Commercial Lockbox, all financing statements, the Subordination Agreement and any other agreements, instruments, documents and certificates delivered in connection with this Agreement.

                  "LOAN REQUEST" has the meaning set forth in Section 2.2(c) hereof.

                  "LOCKBOX BANK" means Bank One or such other bank that is reasonably acceptable to Lender.

                  "MANAGEMENT SERVICE AGREEMENT(s)" means, collectively and individually, those certain Management Service Agreements between IPS and each Borrower Managed Physician Group.

                  "MATURITY DATE" has the meaning set forth in Section 2.1(c).

                  "NET REVENUE" means gross charges less contractual allowances, as such terms are used in the Projections.

                  "NOTICE OBLIGOR" shall mean, with respect to IPS, the applicable Medicare and Medicaid intermediaries and, with respect to the Surgery Entities, Obligors representing the Obligors on the top 80% of the gross value of each Surgery Entity's Accounts, and such other Obligors as Lender may from time to time, in its reasonable discretion, determine.

                  "OBLIGATIONS" means all now existing or hereafter arising debts, obligations, covenants, and duties of payment or performance of every kind, matured or unmatured, direct or contingent, owing, arising, due, or payable to Lender, by or from Borrowers, or any of them, whether arising out of this Agreement or any other Loan Document or otherwise, including, without limitation, all obligations to repay principal of and interest on all the Loans, and to pay interest, fees, costs, charges, expenses, professional fees, and all sums chargeable to Borrowers, or any of them, under the Loan Documents, whether or not evidenced by any note or other instrument.

                  "OBLIGOR" means the party primarily obligated to pay an Account.

                  "OPERATING INCOME" means, for any period the difference between (a) Net Revenue; minus (b) the sum of (i) Variable Costs, plus, (ii) Fixed Costs.

                  "PERMITTED LIENS" has the meaning set forth in Section 5.6 hereof.

                  "PERSON" means any individual, corporation, partnership, limited liability partnership, limited liability company, association, trust, unincorporated organization, joint venture, court or government or political subdivision or agency thereof, or other entity.

                  "PRIME RATE" means the highest per annum rate of interest referenced as the "Prime Rate" as reported in the Money Rates Section of The Wall Street Journal, on the date of determination. If The Wall Street Journal is not published on such Business Day or does not report such rate, such rate shall be as reported by such other publication or source as the Lender may select.

                  "PROJECTIONS" means the projections of Borrowers attached hereto as Exhibit 1.1.

                  "PROPERTY" means an interest of Borrowers, or any of them, in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

                  "REVOLVING CREDIT NOTE" has the meaning set forth in Section 2.1(b) hereof.

                  "REVOLVING LOAN COMMITMENT" means an amount equal to Four Million Dollars ($4,000,000).

                  "SECURITIES" has the meaning set forth in Section 6.14 hereof.

                  "SELLERS" means, collectively, Dennis Cain, Valerie Cain, Tom
M. Smith, John Pruitt and Jane Barnes.

                  "SHAREHOLDER" means, as applicable, a shareholder, member or partner of Borrower.

                  "SUBORDINATED DEBT" means debt or other obligations of a Borrower that is subordinated to the Obligations of the Borrowers to Lender on terms and conditions that are satisfactory to the Lender in its sole discretion; including without limitation indebtedness owed to the Sellers and indebtedness arising under the DVI Documents.

                  "SUBORDINATION AGREEMENT" means, collectively and individually as context may require, those certain Subordination Agreements executed by the holders of the Subordinated Debt (including US Bank and Sellers) in favor of Lender.

                  "SUBSIDIARY CUSTOMER CONTRACTS" means, collectively and individually as context may require, the customer agreements of MBS and DCPS, including without limitation, the Business Office Service Agreements, Business Office Service Contract and Agreements, and Practice Management Services Agreements between DCPS and its customers and Medical Billing Facility Management Services Agreement, Billing and Collection Services Agreements and Data and Insurance Processing Services Agreements between MBS and its customers.

                  "SURGERY ENTITIES" means, collectively, Baytown SurgiCare, Inc., Bellaire ASC, L.P., Bellaire Surgicare, Inc., San Jacinto Surgery Center, Ltd., SurgiCare Memorial Village, L.P., TASC Anesthesia, LLC, Town & Country SurgiCare, Inc., Tuscarawas Ambulatory Surgical Center, LLC, and Tuscarawas Open MRI, LP.

                  "TERMINATION FEE" has the meaning set forth in Section 2.3(c) hereof.

                  "TRICARE" means the medical program for active duty members, qualified family members, CHAMPUS eligible retirees and their family members and survivors, of all uniformed services.

                  "UNIFORM COMMERCIAL CODE" or "UCC" means the Uniform Commercial Code as in effect from time to time in the State of New Jersey.

                  "UNMATURED EVENT OF DEFAULT" means an event which with the passage of time, giving of notice or both, would become an Event of Default.

                  "UNUSED LINE FEE" has the meaning set forth in Section 2.3(d).

                  "VALUE TRACK SYSTEM(TM)" means the proprietary business system used by Lender to value and record the status of Accounts.

                  "VARIABLE COSTS" means the direct cost of services delivered to patients, including without limitation, the costs of labor and supplies and other clinical and surgical costs related to patient care.

                  "WHOLLY OWNED BORROWERS" means, collectively, those Borrowers which are wholly owned by Orion or another Borrower as shown on Schedule 2 hereto.

         1.2 Matters of Construction: The terms "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. Unless otherwise provided, all references to any instruments or agreements to which Lender and/or, where applicable, a Borrower, is a party, including, without limitation, references to any of the Loan Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof.

         1.3 Accounting Principles: Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, this shall be done in accordance with GAAP, to the extent applicable, except as otherwise expressly provided in this Agreement.

         1.4 Fiscal Quarters: For the purposes hereof, "fiscal quarter" shall mean each quarterly accounting period during any fiscal year; provided that, all references to the fiscal quarter ending March 31, June 30, September 30 or December 31 shall mean the first, second, third or fourth fiscal quarter of the applicable fiscal year, respectively, irrespective of the actual date on which such fiscal quarter may end.

         SECTION 2. THE LOANS

         2.1 Credit Facility - Description:

                  (a) Subject to the terms and conditions of this Agreement, Lender hereby establishes for the joint and several benefit of Borrowers, a credit facility ("CREDIT FACILITY") which shall include Advances which may be extended by Lender to or for the benefit of Borrowers from time to time hereunder in the form of revolving credit loans ("LOANS"). The aggregate outstanding amount of all Advances, shall not at any time exceed the Borrowing Base. In no event shall the initial principal amount of any Loan be less than $25,000. Subject to such limitation, the outstanding balance of all Advances may fluctuate from time to time, to be reduced by repayments made by Borrowers, to be increased by future Advances which may be made by Lender. If the aggregate outstanding amount of all Advances exceeds the Borrowing Base, Borrowers shall immediately repay such excess in full. Lender has the right at any time, and from time to time, in its reasonable discretion (but without any obligation) to set aside reasonable reserves against the Borrowing Base in such amounts as it may deem appropriate. The Obligations of Borrowers under the Credit Facility and this Agreement are joint and several and shall at all times be absolute and unconditional.

                  (b) At Closing, Borrowers shall execute and deliver a promissory note to Lender in the principal amount of the Four Million Dollars ($4,000,000) (as may be amended, modified or replaced from time to time, the "REVOLVING CREDIT NOTE"). The Revolving Credit Note shall evidence Borrowers joint and several, absolute and unconditional obligation to repay Lender for all Loans made by Lender under the Credit Facility, with interest as herein and therein provided. Each and every Loan under the Credit Facility shall be deemed evidenced by the Revolving Credit Note, which is deemed incorporated herein by reference and made a part hereof. The Revolving Credit Note shall be substantially in the form set forth in EXHIBIT 2.1(b) attached hereto and made a part hereof.

                  (c) The term ("INITIAL TERM") of the Credit Facility shall expire on December 15, 2006. All Loans shall be repaid on or before the earlier of the last day of the Initial Term or upon termination of the Credit Facility or termination of this Agreement ("MATURITY DATE"). After the Maturity Date no further Loans shall be available from Lender.

                  (d) From time to time, upon not less than three (3) Business Days notice to Borrowers, Lender may adjust the Advance Rate in order to reflect, in Lender's reasonable judgment, the experience with Borrowers (including by way of illustration, to adjust for any known or potential offsets by Medicare or Medicaid) or the aggregate amount or percentage of the Collections with respect to the Accounts.

         2.2 Funding Procedures:

                  (a) Subject to the terms and conditions of this Agreement and so long as no Event of Default or Unmatured Event of Default has occurred hereunder, Lender will make Loans to Borrowers once a week, on a specified Business Day of each week (such day to be mutually agreeable to Borrowers and Lender ("DESIGNATED FUNDING DATE") whether or not Borrowers have requested a Loan to be made on such date or on such other day of the week as Borrowers may request such day along with the Designated Funding Date are referred to herein as the "FUNDING DATE".

                  (b) Not later than 11:00 A.M. (Eastern Time) three (3) Business Days prior to each Designated Funding Date ("DOWNLOAD DATE"), Borrowers will deliver to Lender the computer file data associated with the Accounts, which shall include without limitation, the information (including changes in the Obligor reimbursement rates and changes in federal or state laws or regulations affecting payment for medical services) required by Lender to enable Lender to process and value the outstanding Accounts of Borrowers on Lender's Value Track System(TM), as well as bill and collect such Accounts following an Event of Default ("ACCOUNTS DETAIL FILE"). Upon completion of the processing of the data with respect to such Accounts, Lender will prepare and deliver to Borrowers by no later than 5:00 p.m. (Eastern Time) on the first Business Day following the Download Date (or if such Accounts Detail File is not delivered until after 11:00 A.M. (Eastern Time) on the Download Date, the second Business Day following the Download Date), a report regarding the Borrowing Base then in effect, which shall be substantially in the form of EXHIBIT 2.2(b) (a "BORROWING BASE REPORT").

                  (c) On the Funding Date, Borrowers will sign and return the Borrowing Base Report to Lender. If Borrowers are requesting that a Loan be made on such Funding Date, Borrowers shall also deliver to Lender, concurrently with the Borrowing Base Report, a written request for such Loan substantially in the form of EXHIBIT 2.2(c) (a "LOAN REQUEST"). The Borrowing Base Report and Loan Request may be delivered via telecopy and Borrowers acknowledge that Lenders may rely on Borrowers signatures by facsimile, which shall be legally binding upon Borrowers.

                  (d) Subject to the terms and conditions of this Agreement, if the Borrowing Base Report (if applicable) and Loan Request are delivered to Lender before 11:00 A.M. on the Funding Date, Lender will advance on the Funding Date (or the next Business Day if the Borrowing Base Report and Loan Request are delivered after 11:00 A.M. (Eastern Time)) to Borrowers a Loan in the amount equal to the lesser of (i) the amount of the Loan requested by Borrowers in the Loan Request, or (ii) the Borrowing Base Excess as of such date. Any Advances made by Lender hereunder shall be treated for all purposes as, and shall accrue interest at the same rate applicable to, Loans.

                  (e) Lender's determination of the Estimated Net Value of the Eligible Accounts and other amounts to be determined or calculated under this Agreement shall, in the absence of manifest error, be binding and conclusive.

         2.3 Interest and Fees:

                  (a) Each Loan shall bear interest on the outstanding principal amount thereof from the date made until such Loan is paid in full, at a rate per annum equal to the lesser of (a) the Highest Lawful Rate or (b) the Prime Rate plus three percent (3.00%) The interest rate on all amounts outstanding under the Credit Facility shall be adjusted weekly based on the Prime Rate as of each Designated Funding Date.

                  (b) If any Event of Default shall occur and be continuing, the rate of interest applicable to each Loan then outstanding shall be the Default Rate. The Default Rate shall apply from the date of the Event of Default until the date such Event of Default is waived, and interest accruing at the Default Rate shall be payable upon demand.

                  (c) Should the Credit Facility be terminated for any reason prior to the last day of the Initial Term, in addition to repayment of all Obligations then outstanding and termination of Lender's commitment hereunder, Borrowers shall unconditionally be obligated to pay at the time of such termination, a fee ("TERMINATION FEE") in an amount equal to the following percentage of the Revolving Loan Commitment: three percent (3.0%), if such early termination occurs on or prior to the first anniversary date of this Agreement; two percent (2.0%) if such early termination occurs after the first anniversary date of this Agreement but on or before the second anniversary of this Agreement; and one percent (1.0%) if such early termination occurs after the second anniversary of the date of this Agreement but prior to the last day of the Initial Term. Borrowers acknowledge that the Termination Fee is an estimate of Lender's damages in the event of early termination and is not a penalty. In the event of termination of the Credit Facility, all of the Obligations shall be immediately due and payable upon the termination date stated in any notice of termination. All undertakings, agreements, covenants, warranties and representations of Borrowers contained in the Loan Documents shall survive any such termination, and Lender shall retain its security interests in the Collateral and all of its rights and remedies under the Loan Documents notwithstanding such termination until Borrowers have paid the Obligations to Lender, in full, in immediately available funds, together with the applicable Termination Fee, if any. Notwithstanding the payment in full of the Obligations, Lender shall not be required to terminate its security interests in the Collateral unless either (1) the Obligations have been indefeasibly paid and satisfied in full pursuant to the Guaranty Agreement, or (2) if the Obligations have been satisfied by means other than Lender's rights under the Guaranty Agreement, with respect to any loss or damage Lender may incur as a result of dishonored checks or other items of payment received by Lender from Borrowers or any Obligor and applied to the Obligations, Lender shall, at its option, (i) have received a written agreement executed by Borrowers and by any Person whose loans or other advances to Borrowers are used in whole or in part to satisfy the Obligations, indemnifying Lender from any such loss or damage; or (ii) have retained such monetary reserves and security interests on the Collateral for such period of time as Lender, in its reasonable discretion, may deem necessary to protect Lender from any such loss or damage.

                  (d) Borrowers shall unconditionally pay to Lender a fee ("UNUSED LINE FEE") equal to one half of one percent (0.50%) per annum of the unused portion of the Credit Facility. The unused portion of the Credit Facility shall be the difference between the Revolving Loan Commitment and the average daily outstanding balance of the Loans during each month (or portion thereof), which fees shall be calculated and payable monthly, in arrears, and shall be due and payable on the first Designated Funding Date of each calendar month.

         2.4 Additional Interest Provisions:

                  (a) Calculation of Interest: Interest on the Loans shall be based on a year of three hundred sixty (360) days and charged for the actual number of days elapsed.

                  (b) Continuation of Interest Charges: All contractual rates of interest chargeable on outstanding Loans shall continue to accrue and be paid even after default, maturity, acceleration, termination of the Credit Facility, judgment, bankruptcy, insolvency proceedings of any kind or the happening of any event or occurrence similar or dissimilar.

                  (c) Applicable Interest Limitations: Borrowers and Lender intend to conform strictly to the usury laws in force that apply to the transactions evidenced or contemplated hereby. Accordingly, all agreements among Borrowers and Lender, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of the Revolving Credit Note, or otherwise, shall the interest (and all other sums that are deemed to be interest) contracted for, charged, received, paid or agreed to be paid exceed the Highest Lawful Rate (as defined below). Borrowers and Lender stipulate and agree that the terms and provisions contained in this Agreement and the Loan Documents are not intended to and shall never be construed to create a contract to pay for the use, forbearance or detention of money in an amount in excess of the maximum amount permitted to be charged by applicable law, if any.

                  Anything in this Agreement or the other Loan Documents to the contrary notwithstanding, neither Borrowers nor any other party now or hereafter becoming liable for payment of the Revolving Credit Note shall ever be required to pay interest on or with respect to the Revolving Credit Note or any other obligation hereunder at a rate in excess of the Highest Lawful Rate, and if the effective rate of interest that would otherwise be payable under this Agreement or on or with respect to the Revolving Credit Note would exceed the Highest Lawful Rate, or if Lender shall receive anything of value that is deemed or determined to constitute interest that would increase the effective rate of interest payable under this Agreement or on or with respect to the Revolving Credit Note or the Loan Documents to a rate in excess of the Highest Lawful Rate, then (a) the amount of interest that would otherwise be payable under this Agreement, the Revolving Credit Note or the Loan Documents shall be reduced to the amount allowed at the Highest Lawful Rate under applicable law, and (b) any unearned interest paid by the Borrowers or any interest paid by Borrowers in excess of the Highest Lawful Rate shall, at the option of the Lender, be either refunded to Borrowers or credited on the principal of such Revolving Credit Note. It is further agreed that, without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received by Lender, or under this Agreement, that are made for the purpose of determining whether such rate exceeds the Highest Lawful Rate, shall be made, to the extent permitted by applicable law (now or, to the extent permitted by law, hereafter enacted) governing the Highest Lawful Rate, by (i) characterizing any nonprincipal payment as an expense, fee or premium rather than as interest, and
(ii) amortizing, prorating, allocating and spreading in equal parts during the period of the full term of the Revolving Credit Note (including the period of any renewal or extension thereof), all interest at any time contracted for, charged or received by such registered holder in connection therewith. As used herein, the term "Highest Lawful Rate" means the maximum nonusurious rate of interest permitted from time to time to be contracted for, taken, charged or received with respect to the Revolving Credit Note by Lender, under applicable law as in effect with respect to this Agreement or the Revolving Credit Note.

         2.5 Payments:

                  (a) All accrued interest on the Loans shall be due and payable weekly on the Designated Funding Date. Any Unused Line Fees shall be due and payable monthly on the first Designated Funding Date of each month with respect to Unused Line Fees which accrued during the prior month.

                  (b) If at any time the aggregate principal amount of all Advances outstanding exceeds the Borrowing Base then in effect, Borrowers shall immediately make such principal prepayments of the Loans (subject to the terms of Sections 2.3(c) and 2.3(d)), as is necessary to eliminate such excess.

                  (c) The entire principal balance of all of the Advances, together with all unpaid accrued interest thereon and the Termination Fee, if any, and any unpaid Unused Line Fees, shall be due and payable on the Maturity Date.

                  (d) Subject to the terms of Sections 2.3(c) and 2.3(d) above, Borrowers may prepay the principal of the Loans on any Designated Funding Date by giving Lender written notice of the proposed prepayment two Business Days' prior to such Designated Funding Date.

                  (e) All payments and prepayments shall be applied first to any unpaid interest and fees and thereafter to the principal of the Loans and to other amounts due Lender, in the order provided in Section 2.7(f) hereof. Except as otherwise provided herein, all payments of principal, interest, fees, or other amounts payable by Borrowers hereunder shall be remitted to Lender in immediately available funds not later than 11:00 a.m. (Eastern Time) on the day due. Whenever any payment is stated as due on a day which is not a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day and interest shall continue to accrue during such extension.

         2.6 Use of Proceeds: The extensions of credit under and proceeds of the Credit Facility shall be used to repay existing Indebtedness of Borrowers and for working capital and general business purposes.

         2.7 Lockboxes and Collections:

                  (a) Borrowers (other than DCPS, MBS and IntegriMED) will enter into lockbox agreements in respect of the Government Lockbox and Commercial Lockbox in such form and with the Lockbox Bank or such other bank as is acceptable to Lender. Borrowers shall instruct the Lockbox Bank maintaining the Government Lockbox that all collections sent to the Government Lockbox shall be deposited into a bank account at the Lockbox Bank in which Lender has a first priority perfected security interest and all Collections sent to the Commercial Lockbox shall be deposited into a bank account at the Lockbox Bank in the name of Lender. Borrower shall also instruct the Lockbox Bank to initiate, or accept an initiation from Lender which effectuates, a daily transfer of all available funds to an account of Lender to be designated by Lender ("COLLECTION ACCOUNT").

                  (b) Borrowers (other than DCPS, MBS and IntegriMED) will cause all Collections with respect to all of the Accounts, other than Government Accounts, to be sent directly to the Commercial Lockbox, and will cause all Collections with respect to all of the Government Accounts to be sent directly to the Government Lockbox (which may be effectuated by electronic transfer directly to the Government Lockbox). In the event that a Borrower receives any Collections that should have been sent to the Commercial Lockbox or the Government Lockbox, such Borrower will, promptly upon receipt and in any event within one Business Day of receipt, forward such Collections directly to the Commercial Lockbox or Government Lockbox, as applicable, in the form received, and if requested by Lender, promptly notify Lender of such event. Until so forwarded, such Collections not generated from Government Accounts shall be held in trust for the benefit of Lender.

                  (c) No Borrower shall withdraw any amounts from the accounts into which the Collections remitted to the Commercial Lockbox are deposited nor shall any Borrower change the procedures under the agreements governing the Commercial Lockbox and related accounts.

                  (d) Borrowers will cooperate with Lender in the identification and reconciliation on a daily basis of all amounts received in the Commercial Lockbox and the Government Lockbox. If more than five percent (5%) of the Collections since the most recent Funding Date is not identified or reconciled to the satisfaction of Lender within ten (10) Business Days of receipt, Lender shall not be obligated to make further Loans until such amount is identified or is reconciled to the reasonable satisfaction of Lender, as the case may be. In addition, if any such amount cannot be identified or reconciled to the reasonable satisfaction of Lender, Lender may utilize its own staff or, if it deems necessary, engage an outside auditor, in either case at Borrowers' expense (which in the case of Lender's own staff shall be in accordance with Lender's then prevailing customary charges (plus expenses), to make such examination and report as may be necessary to identify and reconcile such amount.

                  (e) No Borrower will send to or deposit in the Commercial Lockbox or the Government Lockbox any funds other than payments made with respect to Accounts.

                  (f) Prior to the occurrence of an Event of Default, on each Designated Funding Date, Lender shall cause all Collections deposited and/or transferred to the Collection Account since the last Designated Funding Date to be disbursed in the following order of priority:

                           (i) to Lender, any costs and Expenses of Lender
required to be paid or reimbursed by Borrowers under this Agreement or under any of the other Loan Documents;

                           (ii) to Lender, an amount equal to the unpaid accrued
interest on the aggregate outstanding Advances as of such Designated Funding
Date;

                           (iii) to Lender, an amount equal to any unpaid
accrued Unused Line Fees which are then due and payable as of such Designated Funding Date;

                           (iv) to Lender, the amount of any Borrowing Base
Deficiency, if any;

                           (v) to Lender, to the aggregate outstanding amount of
the Loans and any and all other fees due and payable hereunder in such order as Lender may determine in its discretion; and

                           (vi) subject to Sections 2.3(c) and (d), to Lender,
the amount of any prepayment of principal of which Borrowers have given notice to Lender in accordance with Section 2.5(d) hereof.

         In addition, promptly upon request of Borrowers, so long as no Event of Default shall have occurred, Lender shall disburse to Borrowers the amount, if any, by which the collected balance in the Collection Account exceeds the aggregate outstanding principal amount of the Advances and all interest and other amounts that will be payable on the next Designated Funding Date. Following the occurrence of an Event of Default, Lender may apply all Collections to Borrowers' Obligations in such order as Lender may in its sole discretion determine.

         2.8 Fees: Lender has fully earned a non-refundable commitment fee ("COMMITMENT FEE") equal to Forty Thousand Dollars ($40,000) Lender acknowledges receipt of one half of the

Commitment Fee ($20,000). Borrowers agree and acknowledge that the balance of the Commitment Fee ($20,000) is due and payable on or before Closing.

         SECTION 3. COLLATERAL

         3.1 Description: To secure the payment, promptly when due, and the punctual performance, of all of the Obligations, each Borrower assigns to Lender, and grants to it a security interest in all of its right, title and interest in and to the following property of such Borrower: (i) all accounts, payment intangibles, instruments and other rights to receive payments of Borrower (including without limitation the Accounts and rights to receive payments in connection with and/or pursuant to Business Services Agreements, Management Service Agreements, and/or Subsidiary Customer Contracts), whether now existing or hereafter arising or acquired, (ii) all general intangibles (including without limitation, contract rights and intellectual property), chattel paper, documents, supporting obligations, letter of credit rights, commercial tort claims, investment property, rights, remedies, guarantees and collateral evidencing, securing or otherwise relating to or associated with the foregoing, including without limitation all rights of enforcement and collection, (iii) all Commercial Lockboxes, all Government Lockboxes, all Collection Accounts and other deposit accounts into which any of the Collections or Advances are deposited, all funds received thereby or deposited therein, and any checks or instruments from time to time representing or evidencing the same,
(iv) all books and records of Borrower evidencing or relating to or associated with any of the foregoing, (v) all information and data compiled or derived by Borrower with respect to any of the foregoing (other than any such information and data subject to legal restrictions of patient confidentiality), and (vi) all collections, receipts and other proceeds (cash and noncash) derived from any of the foregoing (collectively, the "COLLATERAL").

         3.2 Lien Documents: At Closing and thereafter as Lender deems necessary, each Borrower shall execute (if required) and deliver to Lender, or shall have executed (if required) and delivered (all in form and substance reasonably satisfactory to Lender):

                  (a) Financing Statements - Financing statements pursuant to the UCC, which Lender may file in the jurisdiction where such Borrower is organized and in any other jurisdiction that Lender deems appropriate; and

                  (b) Other Agreements - Any other agreements, documents, instruments and writings, including, without limitation, security agreements, deposit account control agreements, and assignment agreements, reasonably required by Lender to evidence, perfect or protect Lender's liens and security interest in the Collateral or as Lender may reasonably request from time to time, including, without limitation, a waiver agreement from each landlord with respect to any real property of Borrower, in form and substance satisfactory to Lender.

         3.3 Other Actions:

                  (a) In addition to the foregoing, each Borrower shall do anything further that may be lawfully and reasonably required by Lender to perfect its security interests and to effectuate the intentions and objectives of this Agreement, including, but not limited to, the execution (if required) and delivery of continuation statements, amendments to financing statements, security agreements, contracts and any other documents required hereunder. At Lender's request, each Borrower shall also immediately deliver (with execution by such Borrower of all necessary documents or forms to reflect Lender's security interest therein) to Lender, all items for which Lender must or may receive possession to obtain a perfected security interest.

                  (b) Lender is hereby authorized to file financing statements naming Borrower as debtor, in accordance with the Uniform Commercial Code, and if necessary, to the extent applicable, to otherwise file financing statements without Borrower's signature if permitted by law. Each Borrower hereby authorizes Lender to file all financing statements and amendments to financing statements describing the Collateral in any filing office as Lender, in its sole, discretion may determine, including financing statements describing the Collateral and containing language indicating that the acquisition by a third party of any right, title or interest in or to the Collateral without Lender's consent shall be a violation of Lender's rights. Borrowers agree to comply with the requirements of all federal and state laws and requests of Lender in order for Lender to have and maintain a valid and perfected first priority security interest in the Collateral including, without limitation, executing and causing any other Person to execute such documents as Lender may require to obtain Control (as defined in the UCC) over all deposit accounts, electronic chattel paper, letter-of-credit rights and investment property.

         3.4 Searches: Lender shall, prior to or at Closing, and thereafter as Lender may reasonably request from time to time, at Borrowers' expense, obtain the following searches (the results of which are to be consistent with the warranties made by Borrowers in this Agreement):

                  (a) UCC Searches: With respect to each Borrower, UCC searches with the Secretary of State and local filing office of each state where such Borrower maintains its chief executive office, its jurisdiction of organization and/or a place of business or assets;

                  (b) Judgments, Etc.: Judgment, federal tax lien and corporate tax lien searches against each Borrower, in all applicable filing offices of each state searched under subparagraph (a) above.

         3.5 Good Standing Certificates: Borrowers shall, prior to or at Closing and at its expense, obtain and deliver to Lender good standing or equivalent certificates showing each Borrower to be in good standing in its state of incorporation or organization and authorized to transact business as a foreign corporation or entity in each other state or foreign country in which it is doing and presently intends to do business for which such Borrower's failure to be so qualified might have a material adverse effect on such Borrower's business, financial condition, Property or Lender's rights hereunder.

         3.6 Filing Security Agreement: A carbon, photographic or other reproduction or other copy of this Agreement or of a financing statement is sufficient as and may be filed in lieu of a financing statement.

         3.7 Power of Attorney: Each of the officers of Lender is hereby irrevocably made, constituted and appointed the true and lawful attorney for each Borrower (without requiring any of them to act as such) with full power of substitution to do the following (such power to be deemed coupled with an interest): (1) endorse the name of such Borrower upon any and all checks, drafts, money orders and other instruments for the payment of monies that are payable to such Borrower and constitute collections on the Collateral;
(2) execute in the name of such Borrower any financing statements, schedules, assignments, instruments, documents and statements that such Borrower is obligated to give Lender hereunder or is necessary to perfect Lender's security interest or lien in the Collateral; (3) to verify validity, amount or any other matter relating to the Collateral by mail, telephone, telecopy or otherwise; and
(4) do such other and further acts and deeds in the name of such Borrower that Lender may reasonably deem necessary or desirable to enforce its right with respect to any Collateral.

         3.8 Guaranty Agreement: At the Closing, Borrowers shall cause each Guarantor to execute and deliver a guaranty agreement (collectively and individually as context may require, "GUARANTY AGREEMENT") in the form and substance satisfactory to Lender, pursuant to which Guarantors shall absolutely and unconditionally guarantee all of the Obligations of Borrowers to Lender.

         SECTION 4. CLOSING AND CONDITIONS PRECEDENT TO ADVANCES

         Closing under this Agreement and the making of each Loan are subject to the following conditions precedent (all documents to be in form and substance satisfactory to Lender and Lender's counsel):

         4.1 Resolutions, Opinions, and Other Documents: Prior to the Closing, Borrowers shall have delivered to Lender the following:

                  (a) this Agreement and the Revolving Credit Note, each properly executed;

                  (b) each document and agreement required to be executed under any provision of this Agreement or any of the other Loan Documents;

                  (c) certified copies of (i) resolutions of each Borrower's board of directors, or manager, as applicable authorizing the execution of this Agreement, the Revolving Credit Note, and each other document to which it is a party, required to be delivered by any Section hereof and (ii) each Borrower's Articles of Incorporation and By laws or certificate of organization and operating agreement (as applicable);

                  (d) incumbency certificates identifying all Authorized Officers of each Borrower, with specimen signatures;

                  (e) a written opinion of Borrowers' independent counsel addressed to Lender in the form attached hereto as EXHIBIT 4.1, which shall include without limitation, an opinion that Lender has a perfected security interest in the Collateral;

                  (f) payment by Borrowers of all Expenses associated with the Credit Facility incurred to the Closing Date and the Commitment Fee;

                  (g) the Business Associate Agreement properly executed;

                  (h) the Lockbox Agreements required pursuant to Section 2.7 hereof;

                  (i) Uniform Commercial Code, judgment, federal and state tax lien searches pursuant to Section 3.4 above;

                  (j) to the extent applicable, payoff letters and Lender shall have received releases from all Persons having a security interest or other interest in the Collateral, together with all UCC-3 terminations or partial releases necessary to terminate such Persons' interests in the Collateral;

                  (k) certification by Borrowers that all past due payroll and unemployment taxes have been paid in full and that Borrowers remain current on such taxes;

                  (l) copies of each of the accreditations, licenses, certifications required by Section 5.3 below, and all Contracts requested by Lender;

                  (m) the fully executed Subordination Agreements;

                  (n) evidence of receipt by Borrowers of an equity investment by Brantley Capital Partners IV, LP, Brantley Capital Corporation and certain other investors in an amount not less than Eight Million Dollars ($8,000,000);

                  (o) fully executed copies of the Acquisition Documents and evidence that the Acquisition Transactions have been consummated (including without limitation, appropriate opinions of counsel);

                  (p) fully executed copies of the DVI Documents and evidence that the transactions contemplated thereby have been consummated;

                  (q) fully executed copies of the documents evidencing the Equity Option;

                  (r) proforma consolidating balance sheet and projections of Borrowers, reflecting the effect of the Acquisition Transactions and monthly and year to date consolidated and consolidating financial statements for the most recent quarter end prior to Closing (within 15 days prior to closing or such shorter period as Lender may determine);

                  (s) background checks on the senior management of Borrowers;

                  (t) Landlord Waivers with respect to the location of Borrowers' chief executive office and each other location where any books and records of Borrowers relating to the Collateral may be kept; and

                  (u) all other documents, information and reports required or requested to be executed and/or delivered by Borrowers under any provision of this Agreement or any of the Loan Documents.

         4.2 Additional Preconditions to Loans: Lender's obligation to make the initial Loan and each subsequent Loan shall be subject to the satisfaction of each of the following conditions:

                  (a) After giving effect to each such Loan:

                           (i) the aggregate principal amount of all Advances
outstanding shall not exceed the Borrowing Base then in effect;

                           (ii) the ENV of all Eligible Accounts shall not
exceed any of the Concentration Limits; and

                           (iii) the amount of outstanding Advances supported by
the ENV of all Eligible Accounts included in the Borrowing Base which have not been billed shall at no time exceed an amount equal to fifty percent (50%) of outstanding Advances supported by the ENV of all Eligible Accounts included in the Borrowing Base which have been billed.

                  (b) All representations and warranties of Borrowers shall be deemed reaffirmed as of the making of such Loan and shall be true both before and after giving effect to such Loan, and no Event of Default or Unmatured Event of Default shall have occurred and be continuing, Borrowers shall be in compliance with this Agreement and the other Loan Documents, and Borrowers shall have certified such matters to Lender.

                  (c) Each Borrower shall have signed and delivered to Lender notices, in the form of EXHIBIT 4.2A, directing the Notice Obligors (other than Obligors with respect to Government Accounts) to make payment to the Commercial Lockbox; and, in the form of EXHIBIT 4.2B, directing the Notice Obligors with respect to Government Accounts to make payment to the Government Lockbox.

                  (d) Borrowers shall have taken all actions necessary to permit Lender to record all of the Eligible Accounts in Lender's Value Track System(TM).

                  (e) The lockbox arrangements required by Section 2.7 hereof shall be in effect, and the amounts received in the lockboxes shall have been identified or reconciled to Lender's satisfaction, as required by Section 2.7(d) hereof.

                  (f) Borrowers shall have taken such other actions, including the delivery of documents and opinions as Lender may reasonably request.

         4.3 Absence of Certain Events: As of the Closing Date and prior to each Loan, no Event of Default or Unmatured Event of Default hereunder shall have occurred and be continuing.

         4.4 Compliance with this Agreement: Borrowers shall have performed and complied with all agreements, covenants and conditions contained herein including, without limitation, the provisions of Sections 6 and 7 hereof, which are required to be performed or complied with by Borrowers before or at the Closing Date and as of the date of each Loan.

         4.5 Closing Certificate: Lender shall have received a certificate dated the Closing Date and signed by the chief financial officer of Borrowers certifying that all of the conditions specified in this Section have been fulfilled and that there has not occurred any material adverse change in the operations and conditions (financial or otherwise) of Borrowers since September 30, 2004.

         4.6 Closing: Subject to the conditions of this Section 4, the Credit Facility shall be made available on the date ("CLOSING Date") this Agreement is executed and all of the conditions contained in Section 4.1 hereof are completed ("CLOSING").

         4.7 Non-Waiver of Rights: By completing the Closing hereunder, or by making Advances hereunder, Lender does not thereby waive a breach of any warranty, representation or covenant made by Borrowers hereunder or under any agreement, document, or instrument delivered to Lender or otherwise referred to herein, and any claims and rights of Lender resulting from any breach or misrepresentation by Borrowers are specifically reserved by Lender.

         SECTION 5. REPRESENTATIONS AND WARRANTIES

         To induce Lender to complete the Closing and make the Loans under the Credit Facility to Borrowers, Borrowers warrant and represent to Lender that:

         5.1 Organization and Validity:

                  (a) Each Borrower is duly organized as either a partnership, corporation or limited liability company and validly existing under the laws of its state of organization, incorporation or formation, is duly qualified, is validly existing and, to the extent applicable, in good standing and has lawful power and authority to engage in the business it conducts in each state and other jurisdiction where the nature and extent of its business requires qualification, except where the failure to so qualify would not have a material adverse effect on such Borrower's business, financial condition, Property or prospects. A list of all states and other jurisdictions where each Borrower is qualified to do business is attached hereto as SCHEDULE 2 and made a part hereof.

                  (b) The making and performance of this Agreement and related agreements, and each document required by any Section hereof will not violate any law, government rule or regulation, or the charter, minutes, partnership agreement, operating agreement or bylaw provisions of any Borrower violate or result in a default (immediately or with the passage of time) under any contract, agreement or instrument to which Borrower is a party, or by which a Borrower is bound. No Borrower is in violation of nor has knowingly caused any Person to violate any term of any agreement or instrument to which it or such Person is a party or by which it may be bound or of its charter, minutes, partnership agreement, operating agreement or bylaws, which violation could have a material adverse effect on any Borrower's business, financial condition, Property or prospects.

                  (c) Each Borrower has all requisite power and authority to enter into and perform this Agreement and the other Loan Documents and to incur the obligations herein provided for, and has taken all proper and necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents.

                  (d) This Agreement, the Revolving Credit Note and the other Loan Documents required to be executed and delivered by any Borrower(s) hereunder, when delivered, will be valid and binding upon all such Borrowers a party thereto and enforceable in accordance with their respective terms.

         5.2 Places of Business: Each Borrower's jurisdiction of organization is as set forth in SCHEDULE 2 and each Borrower's chief executive office and the only other places of business of each such Borrower are located at the corresponding addresses set forth on SCHEDULE 2. Except as disclosed on SCHEDULE 2: (i) no Borrower has been organized in any other jurisdiction nor changed any such location in the last five years, (ii) no Borrower has changed its name in the last five years, and (iii) during such period no Borrower used, nor does any Borrower now use, any fictitious or trade name.

         5.3 Operation of Facilities: Other than IntegriMED, MBS and DCPS, each Borrower leases and operates facilities to provide health care services and (a) except as set forth on Schedule 2, maintains Medicare and Medicaid provider status and is the holder of the provider identification numbers identified on
Schedule 2 hereto, all of which are current and valid and such Borrower has not allowed, permitted, authorized or caused any other Person to use any such provider identification number, and (b) except as set forth on Schedule 2, has obtained all material licenses, accreditations, certificates of need and approvals of governmental authorities and all other Persons necessary for such Borrower to own its assets, to carry on its business, to execute, deliver and perform the Loan Documents, and to receive payments from the Obligors and, if organized as a not-for-profit entity, has and maintains its status, if any, as an organization exempt from federal taxation under Section 501(c)(3) of the Internal Revenue Code. No Borrower has been notified by any such governmental authority or other Person during the immediately preceding 24 month period that such party has rescinded or not renewed, or intends to rescind or not renew, any such license or approval.

         5.4 Pending Litigation: There are no judgments or judicial or administrative orders, proceedings or investigations (civil or criminal) pending, or to the knowledge of any Borrower, threatened, against any Borrower in any court or before any governmental authority or arbitration board or tribunal, other than as set forth on SCHEDULE 2 hereto, none of which, if adversely determined would have a material adverse effect on such Borrower. No Borrower is in default with respect to any order of any court, governmental authority, regulatory agency or arbitration board or tribunal. No Borrower is aware of any Shareholder or executive officer of any Borrower who has been indicted or convicted in connection with or is engaging in any criminal conduct, or is currently subject to any lawsuit or proceeding or under investigation in connection with any anti-racketeering or other criminal conduct.

         5.5 Medicaid and Medicare Cost Reporting: The Medicaid and Medicare cost reports of each facility and of the home office of each Borrower for all cost reporting periods have been submitted when and as required to (i) as to Medicaid, the state agency, or other CMS-designated agent or agent of such state agency, charged with such responsibility or (ii) as to Medicare, the Medicare intermediary or other CMS-designated agent charged with such responsibility. No cost report indicates and no audit has resulted in any determination that any Borrower was overpaid for Medicaid and Medicare by $100,000 or more in any of the most recent three fiscal years covered by such audit.

         5.6 Title to Collateral: Each Borrower has good and marketable title to all the Collateral it respectively purports to own, free from liens, claims and encumbrances, except those of Lender and those listed on SCHEDULE 2 hereto ("PERMITTED LIENS").

         5.7 Governmental Consent: Neither the nature of any Borrower or of any Borrower's business or Property, nor any relationship between any Borrower and any other Person, nor any circumstance affecting any Borrower in connection with the execution, issuance and/or delivery of this Agreement or the Revolving Credit Note is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any governmental authority on the part of any such Borrower in connection with the execution and delivery of this Agreement or the issuance or delivery of the Revolving Credit Note or other Loan Documents.

         5.8 Taxes: All tax returns required to be filed by Borrowers, or any of them, in any jurisdiction have in fact been filed, and all taxes, assessments, fees and other governmental charges upon Borrowers, or any of them, or upon any of their respective Property, income or franchises, which are shown to be due and payable on such returns have been paid, except for those taxes being contested in good faith with due diligence by appropriate proceedings and for which appropriate reserves have been maintained under GAAP. No Borrower is aware of any proposed additional tax assessment or tax to be assessed against or applicable to any Borrower that might have a material adverse effect on such Borrower's business, financial condition, Property or prospects.

         5.9 Financial Statements: Borrowers' annual audited consolidated and consolidating balance sheet as of December 31, 2003, accompanied by reports thereon from Borrowers' independent certified public accountants, and the quarterly consolidated balance sheet as of June 30, 2004 and the related income statements and statements of cash flows as of such dates (complete copies of which have been delivered to Lender), have been prepared in accordance with GAAP and present fairly, accurately and completely the financial position of Borrowers as of such dates and the results of their operations for such periods. The fiscal year for each Borrower currently ends on the date set forth on
SCHEDULE 2 hereto. Each Borrower's federal tax identification number and organization number are as set forth on SCHEDULE 2 hereto.

         5.10 Full Disclosure: Neither the financial statements referred to in
Section 5.9, nor this Agreement or related agreements and documents or any written statement furnished by any Borrower to Lender in connection with the negotiation of the Credit Facility and contained in any financial statements or documents relating to any Borrower contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading. The financial projections provided to Lender ("Financial Projections") are based on the Borrowers' experience in the industry and on assumptions of fact and opinion as to future events which the Borrowers, as of the date hereof, believe to be reasonable, but which the Borrowers cannot and do not assure or guarantee the attainment of in any manner.

         5.11 Guarantees, Contracts, etc.:

                  (a) No Borrower owns nor holds partnership interests or equity or long term debt investments in, has any outstanding advances to, or serves as guarantor, surety or accommodation maker for the obligations of, or has any outstanding borrowings from, any Person except as described in SCHEDULE 2 hereto.

                  (b) No Borrower is a party to any contract or agreement, or subject to any charter or other entity restriction, which materially and adversely affects its business, financial condition, Property or prospects.

                  (c) Except as otherwise specifically provided in this Agreement, no Borrower has agreed or consented to cause or permit any of the Collateral whether now owned or hereafter acquired to be subject in the future (upon the happening of a contingency or otherwise) to a lien or encumbrance not permitted by this Agreement.

         5.12 Compliance with Laws:

                  (a) No Borrower is in violation of, has received written notice that it is in violation of, or has knowingly caused any Person to violate, any applicable statute, regulation or ordinance of the United States of America, or of any state, city, town, municipality, county or of any other jurisdiction, or of any agency, or department thereof, (including without limitation, environmental laws and regulations), which may materially and adversely affect its business, financial condition, Property or prospects.

                  (b) Each Borrower is current with all reports and documents required to be filed with any state or federal securities commission (if any) or similar agency and is in full compliance in all material respects with all applicable rules and regulations of such commissions, except where the failure to file such reports and documents would not have a material adverse effect on such Borrower's financial condition, Property or prospects.

         5.13 Other Associations: No Borrower is engaged in nor has an interest in any joint venture or partnership with any other Person or has any subsidiaries or Affiliates, except as described on SCHEDULE 2 hereto.

         5.14 Environmental Matters: Except as disclosed on SCHEDULE 2 hereto and other than supplies, medicines and other substances and materials used in the ordinary course of delivery of medical services to patients, no Borrower has knowledge:

                  (a) of the presence of any Hazardous Substances on any of the real property where any Borrower maintains operations or has its personal property, or

                  (b) of any on-site spills, releases, discharges, disposal or storage of Hazardous Substances that have occurred or are presently occurring on any of such real property where any Collateral is located, or

                  (c) of any spills, releases, discharges or disposal of Hazardous Substances that have occurred, are presently occurring on any other real property as a result of the conduct, action or activities of any Borrower.

         5.15 Capital Stock and Equity Interests: The authorized and outstanding shares of capital stock and other equity interests of each Borrower is as set forth on SCHEDULE 2 hereto. All of the capital stock and equity interests of each Borrower have been duly and validly authorized and issued and is fully paid and non-assessable and have been sold and delivered to the holders thereof in compliance with, or under valid exemption from, all Federal and state laws and the rules and regulations of all regulatory bodies thereof governing the sale and delivery of securities. Except for the rights and obligations set forth in
SCHEDULE 2, there are no subscriptions, warrants, options, calls, commitments, rights or agreements by which any Borrower or any of the Shareholders of any Borrower is bound relating to the issuance, transfer, voting or redemption of shares of its capital stock, membership units or any pre-emptive rights held by any Person with respect to the shares of capital stock or membership units of any such Borrower. Except as set forth in SCHEDULE 2, no Borrower has issued any securities convertible into or exchangeable for shares of its capital stock or membership units or any options, warrants or other rights to acquire such shares or membership units or securities convertible into or exchangeable for such shares.

         5.16 Lockboxes: The Government Lockbox and the Commercial Lockbox are the only lockbox accounts maintained by Borrowers, and each Obligor of an Eligible Account has been directed by the notice attached as EXHIBIT 4.2A to this Agreement, and is required to, remit all payments with respect to such Account for deposit in the Commercial Lockbox (other than the Obligors of Government Accounts which have been directed by the notice attached as EXHIBIT 4.2B to this Agreement to remit all payments with respect to such Accounts for deposit in the Government Lockbox).

         5.17 Borrowing Base Reports: Each Borrowing Base Report signed by Borrowers, on behalf of Borrowers, contains and will contain an accurate summary of all Eligible Accounts of Borrowers contained in the Borrowing Base as of its date.

         5.18 Security Interest: Each Borrower has granted to Lender a valid, perfected first priority and only security interest in the Accounts and the other Collateral subject to no other liens, claims or encumbrances, other than Permitted Liens.

         5.19 Accounts:

                  (a) No Borrower has done nor shall do anything to interfere with the collection of the Accounts and no Borrower shall amend or waive the terms or conditions of any Account or any related Contract in any materially adverse manner without Lender's prior written consent.

                  (b) Each Borrower has made and will continue to make all payments to Obligors necessary to prevent any Obligor from offsetting any earlier overpayment to such Borrower against any amounts such Obligor owes on an Account.

         5.20 Pension Plans: Each pension or profit sharing plan, if any, to which any Borrower is a party has been and will be funded in accordance with the obligations of such Borrower(s) set forth in such plan.

         5.21 Representations and Warranties for each Loan: As of each date that Borrowers shall request any Loan, each Borrower shall be deemed to make, with respect to each Eligible Account included in the Borrowing Base, each of the following representations and warranties:

                  (a) Such Account satisfies each of the conditions of an Eligible Account.

                  (b) All information relating to such Account that has been delivered to Lender is true and correct in all material respects. With respect to each such Account that has been billed, the corresponding Borrower has delivered to the Obligor all requested supporting claim documents and all information set forth in the bill and supporting claim documents is true, complete and correct in all material respects.

                  (c) There is no lien or adverse claim in favor of any third party, nor any filing against any Borrower, as debtor, covering or purporting to cover any interest in such Account.

                  (d) Such Account is (i) payable in an amount not less than its Estimated Net Value by the Obligor identified by Borrowers as being obligated to do so, and is recognized as such by the Obligor, (ii) the legally enforceable obligation of such Obligor, and (iii) an account receivable or general intangible within the meaning of the UCC of the state in which the corresponding Borrower has its chief executive office, or is a right to payment under a policy of insurance or proceeds thereof, and is not evidenced by any instrument or chattel paper. There is no payor other than the Obligor identified by Borrowers as the payor primarily liable on such Account.

                  (e) No such Account (i) requires the approval of any third person for such Account to be assigned to Lender hereunder, (ii) is subject to any legal action, proceeding or investigation (pending or threatened), dispute, set-off, counterclaim, defense, abatement, suspension, deferment, deductible, reduction or termination by the Obligor, or (iii) is past, or within 180 days of, the statutory limit for collection applicable to the Obligor.

                  (f) Such Borrower does not have any guaranty of, letter of credit support for, or collateral security for, such Account, other than any such guaranty, letter of credit or collateral security as has been assigned to Lender.

                  (g) The services constituting the basis of such Account (i) were medically necessary for the patient and (ii) at the time such services were rendered, were fully covered by the insurance policy or Contract obligating the applicable Obligor to make payment with respect to such Account (and the corresponding Borrower has verified such determination), and (iii) the patient received such services in the ordinary course of such Borrower's business.

                  (h) The fees and charges charged for the services constituting the basis for such Account were when rendered and are currently consistent with
(i) the usual, customary and reasonable fees charged by Borrowers or (ii) pursuant to negotiated fee contracts, or imposed fee schedules, with or by the applicable Obligors.

                  (i) The Obligor with respect to such Account is located in the United States, and is (i) a party which in the ordinary course of its business or activities agrees to pay for healthcare services received by individuals, including, commercial insurance companies and non-profit insurance companies issuing health, or other types of insurance, employers or unions, self-insured healthcare organizations, preferred provider organizations, and health insured, prepaid maintenance organizations, (ii) a state, an agency or instrumentality of a state or a political subdivision of a state, or (iii) the United States or an agency or instrumentality of the United States.

                  (j) The insurance policy or Contract obligating an Obligor to make payment (i) does not prohibit the transfer of such payment obligation from the patient to the corresponding Borrower and (ii) is and was in full force and effect and applicable to the patient at the time the services constituting the basis for such Account were performed.

                  (k) The representations and warranties made by Borrowers in the Loan Documents and all financial or other information delivered to Lender with respect to Borrowers and such Account do not contain any untrue statement of material fact or omit to state a material fact necessary to make the statement made not misleading.

                  (l) If requested by Lender, a copy of each related Contract to which each Borrower is a party has been delivered to Lender unless any such Borrower shall have, prior to the related Funding Date, certified in an Officer's Certificate that such delivery is prohibited by the terms of the Contract or by law, and the circumstances of such prohibition.

                  (m) If such Account has not been billed, the services giving rise to such Account have been properly recorded in the corresponding Borrower's accounting system.

                  (n) Such Account was (or if unbilled, will be) in any event billed no later than 45 days after the date the services or goods giving rise to such Account were rendered as provided, as applicable, and each bill contains an express direction requiring the Obligor to remit payments to either the Government Lockbox or Commercial Lockbox, as applicable.

                  (o) Such Account has an Estimated Net Value which, when added to the Estimated Net Value of all other Accounts owing by the same Obligor and which constitute Eligible Accounts hereunder, does not exceed any applicable Concentration Limit.

                  (p) Neither such Account nor the related Contract contravenes any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to usury, consumer protection, truth-in-lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and no party to such related Contract is in violation of any such law, rule or regulation in connection with such Contract.

                  (q) As of the applicable Funding Date, to the best of Borrowers' knowledge, no Obligor on such Account is bankrupt, insolvent, or is unable to make payment of its obligations when due, and no other fact exists which would cause any Borrower reasonably to expect that the amount billed to the related Obligor for such Account will not be paid in full when due.

                  (r) If such Account is an Account of IPS, such Account and the right to bill and collect such Account has been (i) validly assigned by the provider of the services giving rise to such Account to a Borrower Managed Physician Group, and (ii) validly assigned by the Borrower Managed Physician Group to IPS. Each such assignment has been duly and properly perfected and is not subject to any adverse liens, claims or encumbrances (other then such assignment and the security interest granted to Lender hereunder).

         5.22 Interrelatedness of Borrowers: The business operations of each Borrower are interrelated and complement one another, and such companies have a common business purpose, with intercompany bookkeeping and accounting adjustments used to separate their respective Properties, liabilities and transactions. To permit their uninterrupted and continuous operation, such companies now require and will from time to time hereafter require funds for general business purposes. The proceeds of Advances under the Credit Facility will directly or indirectly benefit each Borrower hereunder severally and jointly, regardless of which Borrower requests or receives part or all of the proceeds of such Loan.

         5.23 Commercial Tort Claims: Borrowers have no commercial tort claims against any third parties, except as shown on SCHEDULE 2 hereto.

         5.24 Letter of Credit Rights: Borrowers have no letter of credit rights except as shown on SCHEDULE 2 hereto.

         5.25 Intellectual Property: Except for "shrink-wrap" software licenses and as shown on SCHEDULE 2 attached hereto and made part hereof, (i) Borrowers do not require any copyrights, patents, trademarks or other intellectual property, or any license(s) to use any patents, trademarks or other intellectual property in order to provide services to their customers or to bill Obligors and collect therefrom, in the ordinary course of business, and (ii) Lender will not require any copyrights, patents, trademarks or other intellectual property or any licenses to use the same in order to provide such services or bill and collect the Accounts, after the occurrence of an Event of Default.

         5.26 Solvency: On the Closing Date, and immediately prior to and after giving effect to each borrowing hereunder and the use of the proceeds thereof, with respect to the Borrowers taken as a whole and measured on a consolidated basis (a) the fair value of the Borrowers' assets is greater than the amount of their liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated, (b) the present fair saleable value of their assets is not less than the amount that will be required to pay the probable liability on their debts as they become absolute and matured, (c) the Borrowers are able to realize upon their assets and pay their debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) the Borrowers do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay as such debts and liabilities mature, and (e) the Borrowers are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which their property would constitute unreasonably small capital.

         5.27 Acquisition Documents: Lender has received complete copies of the Acquisition Documents (including all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any) and all amendments thereto, waivers relating thereto and other side letters or agreements affecting the terms thereof. No such documents or agreements have been amended or supplemented, nor have any of the provisions thereof been waived except pursuant to a written agreement or instrument which has heretofore been delivered to Lender. The Acquisition Transactions have been consummated in accordance with the Acquisition Documents and applicable law.

         5.28 DVI Documents: Lender has received complete copies of the DVI Documents (including all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any) and all amendments thereto, waivers relating thereto and other side letters or agreements affecting the terms thereof. No such documents or agreements have been amended or supplemented, nor have any of the provisions thereof been waived except pursuant to a written agreement or instrument which has heretofore been delivered to Lender.

         SECTION 6. BORROWER'S AFFIRMATIVE COVENANTS

         Each Borrower covenants that until all of Borrowers' Obligations to Lender are paid and satisfied in full and the Credit Facility has been terminated:

         6.1 Payment of Taxes and Claims: Each Borrower shall pay, before they become delinquent, all taxes, assessments and governmental charges or levies imposed upon it or upon such Borrower's Property, except for those being contested in good faith with due diligence by appropriate proceedings and for which appropriate reserves have been maintained under GAAP.

         6.2 Maintenance of Insurance, Financial Records and Existence:

                  (a) Property Insurance - Borrowers shall maintain or cause to be maintained insurance on its Property against fire, flood, casualty and such other hazards in such amounts, with such deductibles and with such insurers as are customarily used by companies operating in the same industry as Borrowers The policies of all such casualty insurance shall contain standard Lender Loss Payable and additional insured clauses issued in favor of Lender pursuant to which all losses thereunder shall be paid to Lender as Lender's interests may appear. Such policies shall expressly provide that the requisite insurance cannot be altered or canceled without thirty (30) days prior written notice to Lender and shall insure Lender notwithstanding the act or neglect of the insured. At or prior to Closing, Borrowers shall furnish Lender with insurance certificates certified as true and correct and being in full force and effect as of the Closing Date or such other evidence of insurance as Lender may require. In the event Borrowers fail to procure or cause to be procured any such insurance or to timely pay or cause to be paid the premium(s) on any such insurance, after five (5) days notice to the Borrowers unless Lender, in its reasonable judgment, determines that immediate action is necessary to preserve or protect its rights hereunder or in the Collateral, Lender may do so for Borrowers, but Borrowers shall continue to be liable for the same. Borrowers further covenant that all insurance premiums owing under its current casualty policy have been paid. Borrowers also agree to notify Lender, promptly, upon Borrowers' receipt of a notice of termination, cancellation or non-renewal from its insurance company of any such policy. Each Borrower hereby appoints Lender as its attorney-in-fact, exercisable at Lender's option, to endorse any check which may be payable to such Borrower in order to collect the proceeds of such insurance.

                  (b) Public Liability and Business Interruption Insurance - Borrowers shall maintain, and shall deliver to Lender upon Lender's request evidence of public liability and business interruption insurance in such amounts as is customary for companies in the same or similar businesses located in the same or similar area.

                  (c) Financial Records - Borrowers shall keep current and accurate books of records and accounts in which full and correct entries will be made of all of its business transactions, and will reflect in its financial statements adequate accruals and appropriations to reserves, all in accordance with GAAP. Lender hereby acknowledges and approves the planned change by MBS in its fiscal year from September 30th to December 31st in connection with the Acquisition Transactions. No Borrower shall change its respective fiscal year end date without the prior written notice to Lender.

                  (d) Existence and Rights - Each Borrower shall do (or cause to be done) all things necessary to preserve and keep in full force and effect its legal existence, good standing, rights and franchises.

                  (e) Compliance with Laws - Each Borrower shall be in compliance with any and all laws, ordinances, governmental rules and regulations, and court or administrative orders or decrees to which it is subject, whether federal, state or local (including without limitation all environmental or environmental-related laws, statutes, ordinances, rules, regulations and notices), and shall obtain and maintain any and all licenses, permits, franchises, certificates of need or other governmental authorizations necessary to the ownership of its Property or to the conduct of its businesses, which violation or failure to obtain may materially adversely affect the business, Property, financial conditions or prospects of such Borrower, the Collateral, or Lender's rights with respect to the Collateral.

         6.3 Business Conducted: Each Borrower shall continue in the business presently operated by it using its best efforts to maintain its customers. No Borrower shall engage, directly or indirectly, in any material respect in any line of business substantially different from the businesses conducted by it immediately prior to the Closing Date.

         6.4 Litigation: Borrowers shall give prompt notice to Lender of any litigation claiming in excess of $50,000 from Borrowers, or any of them, or which may otherwise have a material adverse effect on the business, financial condition, Property or prospects of Borrowers, or any of them.

         6.5 Taxes: Borrowers shall pay all taxes (other than taxes based upon or measured by Lender's income or revenues), if any, in connection with the Loans and/or the recording of any financing statements or other Loan Documents. The Obligations of Borrowers under this section shall survive the payment of Borrowers' Obligations under this Agreement and the termination of this Agreement.

         6.6 Financial Covenants: Borrowers shall perform and comply with each of the following financial covenants as reflected and computed from their financial statements:

                  (a) Debt Service Coverage Ratio. Commencing with the fiscal quarter ending June 30, 2005, Borrowers shall maintain at all times, a Debt Service Coverage Ratio, measured quarterly at the end of each fiscal quarter as follows:

       Fiscal Quarter                                            Ratio
       --------------                                            -----
For the fiscal quarter ending
June 30, 2005                                                 1.00 to 1.00

For the fiscal quarter ending
September 30, 2005                                            1.10 to 1.00

For the fiscal quarter ending
December 31, 2005                                             1.20 to 1.00

For the fiscal quarter ending March 31, 2006
and each fiscal quarter thereafter                            1.25 to 1.00

                  (b) Minimum Operating Income (SurgiCare). For each of the fiscal quarters ending June 30, 2005 through December 31, 2005, Surgery Entities shall maintain a minimum Operating Income, before allocation of corporate overhead, measured quarterly as of the end of the such fiscal quarters as follows:

        Fiscal Quarter                                         Amount
        --------------                                         ------
For the fiscal quarter ending
June 30, 2005                                                 $  820,571

For the fiscal quarter ending
September 30, 2005                                            $  870,418

For the fiscal quarter ending
December 31, 2005                                             $1,064,856

                  (c) Minimum Operating Income (IntegriMED). For each of the fiscal quarters ending June 30, 2005 through December 31, 2005, IntegriMED shall maintain a minimum Operating Income, before allocation of corporate overhead, measured quarterly as of the end of the such fiscal quarters as follows:

        Fiscal Quarter                                         Amount
        --------------                                         ------
For the fiscal quarter ending
June 30, 2005                                                 ($172,144)

For the fiscal quarter ending
September 30, 2005                                             ($63,025)

For the fiscal quarter ending
December 30, 2005                                             $  63,460

                  (d) Excess Liquidity: Until such time as Guarantor has been released in writing by Lender from the Guaranty Agreement, Guarantor shall maintain at all times Excess Liquidity in an amount not less than Five Million Dollars ($5,000,000).

         6.7 Financial and Business Information: Borrowers shall deliver to Lender the following (all to be in form and substance satisfactory to Lender):

                  (a) Financial Statements and Collateral Reports:

                           (i) as soon as available but in any event, within one
hundred and twenty (120) days after the end of each fiscal year of Borrowers, deliver (A) financial statements of Borrowers for such year which present fairly Borrowers' financial condition including the balance sheet of Borrowers as at the end of such fiscal year and a statement of cash flows and income statement for such fiscal year, all on a consolidated and consolidating basis, setting forth in the consolidated statements in comparative form, the corresponding figures as at the end of and for the previous fiscal year, all in reasonable detail, including all supporting schedules, and audited by independent public accountants of recognized standing, selected by Borrowers and reasonably satisfactory to Lender, and prepared in accordance with GAAP and (B) so long as San Jacinto is not consolidated with Borrowers in accordance with GAAP, internally prepared financial statements of San Jacinto for such year which present fairly San Jacinto's financial condition including balance sheet of San Jacinto as at the end of such fiscal year and a statement of cash flows and income statement for such fiscal year, all on a consolidated with Borrowers and consolidating basis, setting forth in the consolidated statements in comparative form, the corresponding figures as at the end of and for the previous fiscal year, all in reasonable detail, including all supporting schedules, and prepared in accordance with GAAP;

                           (ii) as soon as available but in any event within
forty-five (45) days after the end of each fiscal quarter, deliver to Lender Borrowers' internally prepared quarterly consolidated and consolidating financial statements, along with year to date information, including a balance sheet, income statement, statement of cash flows and a report of the variation of actual results to Projections, with respect to the periods measured;

                           (iii) promptly upon request, deliver such other
information concerning Borrowers as Lender may from time to time request, including Medicare and Medicaid cost reports and audits, annual reports, security law filings and reports to any security holders; and

                           (iv) at least thirty (30) days prior to the first day
of each fiscal year, annual consolidated and consolidating projections for Borrowers for such year, including a balance sheet, income statement and statement of cash flow and a Borrowing Base Availability projections, all prepared on a monthly basis; and

                           (v) contemporaneously with delivery of the annual
financial statements referred to in clause (i) above, census data for each Borrower and a good standing certificate from each Borrower's jurisdiction of organization evidencing that such Borrower remain in good standing in, and continue to be organized under the laws of, such jurisdiction; and

                           (vi) such other data, reports, statements and
information (financial or otherwise), as Lender may reasonably request.

                  (b) Notice of Event of Default - promptly upon becoming aware of the existence of any condition or event which constitutes a default or an Event of Default or Unmatured Event of Default under this Agreement, a written notice specifying the nature and period of existence thereof and what action Borrowers are taking (and propose to take) with respect thereto;

                  (c) Notice of Claimed Default - promptly upon receipt by any Borrower, notice of default, oral or written, given to such Borrower by any creditor for borrowed money in excess of $50,000.

         6.8 Officers' Certificates: Along with the set of financial statements delivered to Lender at the end of each fiscal quarter and fiscal year pursuant to Section 6.7(a) hereof, deliver to Lender a certificate (in the form of EXHIBIT 6.8 attached hereto and made a part hereof) from the chief financial officer of Borrowers setting forth:

                  (a) Covenant Compliance - the information (including detailed calculations) required in order to establish whether Borrowers are in compliance with the requirements of Sections 6.6 as of the end of the period covered by the financial statements then being furnished (and any exhibits appended thereto) under Section 6.7; and

                  (b) Event of Default - that the signer in his capacity as an officer of Borrowers has reviewed the relevant terms of this Agreement, and has made (or caused to be made under his supervision) a review of the transactions and conditions of Borrowers from the beginning of the accounting period covered by the financial statements being delivered therewith to the date of the certificate, and that such review has not disclosed the existence during such period of any condition or event which constitutes an Event of Default or Unmatured Event of Default or if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Borrowers have taken or propose to take with respect thereto.

         6.9 Inspection: Borrowers will permit any of Lender's officers or other representatives to visit and inspect any Borrower's location(s) or where any Collateral is kept during regular business hours to examine and audit all of such Borrower's books of account, records, reports and other papers, to make copies and extracts therefrom and to discuss its affairs, finances and accounts with its officers, employees and independent certified public accountants and attorneys. Borrowers shall pay to Lender all reasonable fees based on standard rates for such inspections, currently at the rate of $850 per day, per person (plus out-of-pocket expenses); provided however, so long as no Event of Default or Unmatured Event of Default has occurred, Borrowers shall only be required to pay Lender's inspection fees or other audit expenses for two (2) inspections per fiscal year.

         6.10 Tax Returns and Reports: At Lender's request from time to time, Borrowers shall promptly furnish Lender with copies of the annual federal and state income tax returns of Borrowers.

         6.11 Material Adverse Developments: Each Borrower agrees that immediately upon it or any of its officers becoming aware of any development or other information which would reasonably be expected to materially and adversely affect the businesses, financial condition, Property, prospects of a Borrower or a Borrower's ability to perform under this Agreement, it shall give to Lender telephonic or facsimile notice specifying the nature of such development or information and such anticipated effect. In addition, such verbal communication shall be confirmed by written notice thereof to Lender on the next Business Day after such verbal notice is given.

         6.12 Places of Business: Each Borrower shall give thirty (30) days prior written notice to Lender of any changes (a) its jurisdiction of organization, (b) in the location of any of its chief executive office or any other places of business, or the establishment of any new, or the discontinuance of any existing place of business, and (c) its name.

         6.13 Notice of Action: Each Borrower will promptly notify Lender in the event of any legal action, dispute, setoff, counterclaim, defense or reduction that is or may be asserted by an Obligor with respect to any Account that may have a material adverse effect on the collectibility of such Account or all Accounts collectively.

         6.14 Verification of Information: At the request of Lender, Borrowers will promptly provide and verify the accuracy of information concerning Borrowers and their Affiliates of the type provided to Lender in connection with Lender's decision to enter into this Agreement and such other information concerning Borrowers and their Affiliates as Lender may reasonably request in connection with any offering documents with respect to the contemplated securitization of, and sale of securities backed by, the Eligible Accounts (the "SECURITIES"), including, without limitation, all information necessary to provide full and complete disclosure of all material facts pertaining to an investment in the Securities in compliance with federal and state securities and blue sky laws, and such information may be published in such offering documents and relied upon by Lender and any party arranging the offering of such Securities by Lender or its assignee. Such information will be true and complete in all material respects and will not omit to state a material fact necessary to make the statements contained in such information, in light of the circumstances under which they were made, not misleading.

         6.15 Value Track System(TM): Borrowers shall permit Lender to interface its Value Track System(TM) to Borrowers' data files and will assist Lender in completing and maintaining such interface such that the interface can interpret, track and reconcile the Accounts Detail File provided by Borrowers.

         6.16 Commercial Tort Claim: Borrowers shall provide written notice to Lender of any commercial tort claim to which a Borrower is or becomes a party or which otherwise inures to the benefit of a Borrower. Such notice shall contain a sufficient description of such commercial tort claim including the parties, the court in which the claim was commenced (if applicable), the docket number assigned to the case (if applicable), and a detailed explanation of the events giving rise to such claim. Borrowers shall grant Lender a security interest in such commercial tort claim to secure payment of the Obligations. Borrowers shall execute and deliver such instruments, documents and agreements as Lender may require in order to obtain and perfect such security interest including, without limitation, a security agreement or amendment to this Agreement all in form and substance satisfactory to Lender. Each Borrower authorizes Lender to file (without such Borrower's signature) financing statements or amendments to existing financing statements as Lender deems necessary to perfect the security interest in such commercial tort claim.

         6.17 First Street, Southeast and West Loop: Neither First Street SurgiCare, LP, Southeast SurgiCare, Inc. nor West Loop SurgiCare, Inc. owns any assets or conducts any business. Within thirty (30) days of the date hereof, each of First Street SurgiCare, LP, Southeast SurgiCare, Inc. and West Loop SurgiCare, Inc. shall be dissolved.

         SECTION 7. BORROWERS' NEGATIVE COVENANTS

         Each Borrower covenants that until all of Borrowers' Obligations to Lender are paid and satisfied in full and the Credit Facility has been terminated, that:

         7.1 Merger, Consolidation, Dissolution or Liquidation:

                  (a) No Borrower shall sell, lease, license, transfer or otherwise dispose of its Property other than inventory sold in the ordinary course or ordinary operation of such Borrower's business, without Lender's prior written consent.

                  (b) No Borrower shall merge or consolidate with, or acquire, any other Person or commence a dissolution or liquidation, other than through a merger or other consolidation with another Borrower, without Lender's prior written consent.

         7.2 Liens and Encumbrances: No Borrower shall: (i) execute a negative pledge agreement with any Person covering any of the Collateral, or (ii) cause or permit or agree or consent to cause or permit in the future (upon the happening of a contingency or otherwise) the Collateral, whether now owned or hereafter acquired, to be subject to any lien, claim or encumbrance other than those of Lender and Permitted Liens.

         7.3 Negative Pledge: Other than capital stock of Orion that is publicly traded, no Borrower shall permit a lien or security interest to exist on its common stock, partnership interests or membership units nor shall any such Borrower permit, pledge or grant a lien or security interest to exist on the common stock, partnership interests or membership units of its subsidiaries and/or Affiliates.

         7.4 Transactions With Affiliates or Subsidiaries:

                  (a) No Borrower shall enter into any transaction with any subsidiary or other Affiliate (other than another Borrower) including, without limitation, the purchase, sale, lease or exchange of Property, or the loaning, capitalization or giving of funds to any such Affiliate or any subsidiary, unless (i) such subsidiary or Affiliate is engaged in a business substantially related to the business conducted by such Borrower and (ii) the transaction is in the ordinary course of and pursuant to the reasonable requirements of such Borrower's business and upon terms substantially the same and no less favorable to such Borrower as it would obtain in a comparable arm's-length transactions with any Person not an Affiliate or a subsidiary and (iii) such transaction is not prohibited hereunder.

                  (b) Subject in any event to the limitations of Section 7.4(a) above and except with the prior written consent of Lender, which consent shall not be unreasonably withheld, no Borrower shall create or acquire any subsidiary unless such subsidiary engages in a business substantially related to the business of such Borrower as conducted immediately prior to the Closing Date, and if required by Lender, such subsidiary becomes a Borrower hereunder.

         7.5 Guarantees: No Borrower shall become or be liable, directly or indirectly, primary or secondary, matured or contingent, in any manner, whether as guarantor, surety, accommodation maker, or otherwise, for the existing or future indebtedness of any kind of any other Person, except endorsements in the ordinary course of business of negotiable instruments for deposit or collection.

         7.6 Indebtedness: Without Lender's prior written consent, no Borrower shall create, incur, assume or suffer to exist any Indebtedness (exclusive of trade debt) except (subject to compliance with Section 6.6 hereof):

                  (a) Indebtedness to Lender,

                  (b) Indebtedness specifically identified on SCHEDULE 2 hereto and any refinancings, refundings, renewals, or extensions thereof;

                  (c) Indebtedness constituting purchase money indebtedness for the financing of capital expenditures so long as such Indebtedness is secured only by a security interest in the equipment being financed and so long as such Indebtedness does not cause, or result in, an Event of Default or Unmatured Event of Default;

                  (d) Indebtedness of any Borrower to any other Borrower; and

                  (e) Indebtedness constituting Subordinated Debt.

         7.7 Loans to Other Persons: No Borrower shall make or be permitted to have outstanding any loans, advances or extensions of credit to any Person (other than another Borrower).

         7.8 Change in Ownership/Management: No Borrower shall permit a Change of Control. In addition, unless consented to by Lender, or if a replacement acceptable to Lender is employed within 90 days of any terminations, Terrence Bauer and Keith G. LeBlanc shall continue as senior management of Borrowers actively involved in the date to day management of such Borrowers as Chief Executive Officer of Orion and President of Orion, respectively.

         7.9 Subordinated Debt Payments: No Borrower shall make any payment in contravention of the terms and conditions of the Subordination Agreements.

         7.10 Distributions: Borrowers shall not declare or pay or make any forms of Distributions to its Shareholders, Affiliates, officers or directors or their respective successors or assigns, provided however that so long as no Event of Default or Unmatured Event of Default has occurred or would result from the making of such payment, the Surgery Entities may make

Distributions to certain of their respective limited partners as required by the terms of their respective limited partnership agreements.

         SECTION 8. DEFAULT

         8.1 Events of Default: Each of the following events shall constitute an event of default ("EVENT OF DEFAULT") and Lender shall thereupon have the option to declare the Obligations immediately due and payable, all without demand, notice, presentment or protest or further action of any kind (it also being understood that the occurrence of any of the events or conditions set forth in subparagraphs (j), (k), (l) or (r) shall automatically cause an acceleration of the Obligations without notice or demand):

                  (a) Payments - if Borrowers fail to make any payment of principal or interest on the date when such payment is due and payable and such failure continues for a period of two (2) Business Day; provided, however, that the two (2) Business Day grace period shall not be applicable if such payments are due and payable due to maturity, acceleration or demand, whether following an Event of Default or otherwise; or

                  (b) Other Charges - if Borrowers fail to pay any other charges, fees, Expenses or other monetary obligations owing to Lender, arising out of or incurred in connection with this Agreement on the date when such payment is due and payable, whether upon maturity, acceleration, demand or otherwise and such failure continues for a period of five (5) Business Days after the earlier of a Borrower becoming aware of such failure or a Borrower receiving written notice of such failure; provided, however, that the five (5) Business Day grace period shall not be applicable if such payments are due and payable due to maturity, acceleration or demand, whether following an Event of Default, or otherwise; or

                  (c) Particular Covenant Defaults - if any Borrower fails to perform, comply with or observe any covenant or undertaking contained in this Agreement not otherwise described in this Section 8.1, and such failure continues for a period of ten (10) Business Days after the earlier of a Borrower becoming aware of such failure or a Borrower receiving written notice of such failure; or

                  (d) Financial Information - if any statement, report, financial statement, or certificate made or delivered by a Borrower or any of their officers, employees or agents, to Lender is not true and correct, in all material respects, when made; or

                  (e) Uninsured Loss - if there shall occur any uninsured damage to or loss, theft, or destruction in excess of $50,000 with respect to any portion of any Borrower's Property; or

                  (f) Warranties or Representations - if any warranty, representation or other statement by or on behalf of Borrowers, or any of them, contained in or pursuant to this Agreement, or in any document, agreement or instrument furnished in compliance with, relating to, or in reference to this Agreement, is false, erroneous, or misleading in any material respect when made; or

                  (g) Agreements with Others - if Borrowers, or any of them, shall default beyond any grace period under any agreement with respect to any Indebtedness and (i) such default consists of the failure to pay any principal, premium or interest with respect to such Indebtedness or (ii) such default consists of the failure to perform any covenant or agreement with respect to such Indebtedness, if the effect of such default is to cause or permit such Indebtedness to become due prior to its maturity date or prior to its regularly scheduled date of payment;

                  (h) Other Agreements with Lender - if Borrowers, or any of them, breach or violate the terms of, or if a default or an event of default, occurs under, any other existing or future agreement (related or unrelated) between or among Borrowers, or any of them and Lender; or

                  (i) Judgments - if any final judgment for the payment of money in excess of $50,000 shall be rendered against Borrowers, or any of them, which is not fully and unconditionally covered by insurance or an appeal bond, or for which such Person has not established a cash or cash equivalent reserve in the amount of such judgment;

                  (j) Assignment for Benefit of Creditors, etc. - if Borrowers, or any of them, make or propose an assignment for the benefit of creditors generally, offers a composition or extension to creditors, or makes or sends notice of an intended bulk sale of any business or assets now or hereafter owned or conducted by any Borrower which might materially and adversely affect such Person; or

                  (k) Bankruptcy, Dissolution, etc. - upon the commencement of any action for the dissolution or liquidation of Borrowers, or any of them, or the commencement of any proceeding to avoid any transaction entered into by Borrowers, or any of them, or the commencement of any case or proceeding for reorganization or liquidation of Borrowers', or any of their debts under the Bankruptcy Code or any other state or federal law, now or hereafter enacted for the relief of debtors, whether instituted by or against any Borrower; provided, however, that Borrowers shall have forty-five (45) days to obtain the dismissal or discharge of involuntary proceedings filed against a Borrower, it being understood that during such forty-five (45) day period, Lender shall be not obligated to make Advances hereunder and Lender may seek adequate protection in any bankruptcy proceeding; or

                  (l) Receiver - upon the appointment of a receiver, liquidator, custodian, trustee or similar official or fiduciary for Borrowers, or any of them, or for any of any such Borrower's Property; or

                  (m) Execution Process, Seizure, etc. - the issuance of any execution or distraint process against any Borrower, or any of them, or any Property of any such Borrower is seized by any governmental entity, federal, state or local; or

                  (n) Termination of Business - if Borrowers, or any of them, cease any material portion of their business operations as presently conducted; or

                  (o) Pension Benefits, etc. - if Borrowers, or any of them, fail to comply with ERISA, so that grounds exist to permit the appointment of a trustee under ERISA to administer

Borrower's employee plans or to allow the Pension Benefit Guaranty Corporation to institute proceedings to appoint a trustee to administer such plan(s), or to permit the entry of a Lien to secure any deficiency or claim; or

                  (p) Investigations - confirmed evidence received by Lender that reasonably leads it to believe Borrowers, or any of them, may have directly or indirectly been engaged in any type of activity which would be reasonably likely to result in the forfeiture of any Property of Borrowers, or any of them, to any governmental entity, federal, state or local; or

                  (q) Material Adverse Events -

                           (i) Lender reasonably determines that an event which
adversely affects the collectibility of a material portion of the Accounts has occurred; or

                           (ii) a material adverse change occurs in the business
or condition of Borrowers, or any of them; or

                  (r) Lockbox Instructions - any instruction or agreement regarding the Commercial Lockbox or the Government Lockbox or the bank accounts related thereto is amended or terminated without the written consent of Lender, or if any Borrower fails, within two (2) Business Day of receipt, to forward Collections it receives with respect to any Accounts to the Commercial Lockbox or the Government Lockbox, as the case may be; or

                  (s) Guaranty Agreement. - any breach or default occurs under the Guaranty Agreement or if the Guaranty Agreement or the obligations to perform thereunder are terminated without the prior written consent of Lender; or

                  (t) DVI Documents. - any breach, default or event of default occurs under any of the DVI Documents.

         8.2 Cure: Nothing contained in this Agreement or the Loan Documents shall be deemed to compel Lender to accept a cure of any Event of Default hereunder.

         8.3 Rights and Remedies on Default:

                  (a) In addition to all other rights, options and remedies granted or available to Lender under this Agreement or the Loan Documents, or otherwise available at law or in equity, upon or at any time after the occurrence and during the continuance of an Event of Default or Unmatured Event of Default, Lender may, in its discretion, withhold or cease making Advances under the Credit Facility.

                  (b) In addition to all other rights, options and remedies granted or available to Lender under this Agreement or the Loan Documents (each of which is also then exercisable by Lender), Lender may, in its discretion, upon or at any time after the occurrence of an Event of Default, terminate the Credit Facility (it also being understood that the occurrence of any of the events or conditions set forth in subparagraphs (j), (k) or (l) of Section 8.1 hereof shall automatically cause a termination of the Credit Facility without notice or demand).

                  (c) In addition to all other rights, options and remedies granted or available to Lender under this Agreement or the Loan Documents (each of which is also then exercisable by Lender), Lender may, upon or at any time after the occurrence of an Event of Default, exercise all rights under the UCC and any other applicable law or in equity, and under all Loan Documents permitted to be exercised after the occurrence of an Event of Default, including the following rights and remedies (which list is given by way of example and is not intended to be an exhaustive list of all such rights and remedies):

                           (i) Subject to all applicable laws and regulations
governing payment of Medicare and Medicaid receivables, the right to "take possession" of the Collateral, and notify all Obligors of Lender's security interest in the Collateral and require payment under the Accounts and in connection with or pursuant to Management Service Agreements and/or Business Services Agreement to be made directly to Lender and Lender may, in its own name or in the name of the applicable Borrower, exercise all rights of a secured party with respect to the Collateral and collect, sue for and receive payment on all Accounts, and settle, compromise and adjust the same on any terms as may be satisfactory to Lender, in its sole and absolute discretion for any reason or without reason and Lender may do all of the foregoing with or without judicial process (including without limitation notifying the United States postal authorities to redirect mail addressed to Borrowers, or any of them, to an address designated by Lender); or

                           (ii) Require Borrowers at Borrowers' expense, to
assemble all or any part of the Collateral and make it available to Lender at any place designated by Lender, which may include providing Lender or any entity designated by Lender with access (either remote or direct) to Borrowers' information system for purposes of monitoring, posting payments and rebilling Accounts to the extent deemed desirable by Lender in its sole discretion; or

                           (iii) The right to reduce or modify the Revolving
Loan Commitment, Borrowing Base or any portion thereof or the Advance Rates or to modify the terms and conditions upon which Lender may be willing to consider making Advances under the Credit Facility or to take additional reserves in the Borrowing Base for any reason.

                  (d) Borrowers hereby agree that a notice received by them at least ten (10) days before the time of any intended public sale or of the time after which any private sale or other disposition of the Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. If permitted by applicable law, any Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Lender without prior notice to Borrowers. Each Borrower covenants and agrees not to interfere with or impose any obstacle to Lender's exercise of its rights and remedies with respect to the Collateral.

                  (e) Lender is hereby granted, until the Obligations are paid in full and all obligations of Lender hereunder are terminated, a worldwide license to use, after the occurrence and during the continuance of an Event of Default and without charge, all of Borrowers' labels, trademarks (and associated goodwill), copyrights, patents and advertising matter, as they pertain to the Collateral, in completing production of, advertising for sale and selling of any Collateral.

         8.4 Nature of Remedies: All rights and remedies granted Lender hereunder and under the Loan Documents, or otherwise available at law or in equity, shall be deemed concurrent and cumulative, and not alternative remedies, and Lender may proceed with any number of remedies at the same time until all Obligations are satisfied in full. The exercise of any one right or remedy shall not be deemed a waiver or release of any other right or remedy, and Lender, upon or at any time after the occurrence of an Event of Default, may proceed against Borrowers, or any of them, at any time, under any agreement, with any available remedy and in any order.

         8.5 Set-Off: If any bank account or other Property held by or with Lender, or any Affiliate of Lender, or any participant in the Loans, is attached or otherwise liened or levied upon by any third party, Lender (and such participant) shall have and be deemed to have, without notice to Borrowers, the immediate right of set-off and may apply the funds or other amounts or property thus set off against any of Borrowers' Obligations hereunder.

         SECTION 9. MISCELLANEOUS

         9.1 GOVERNING LAW: THIS AGREEMENT, AND ALL MATTERS ARISING OUT OF OR RELATING TO THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW JERSEY. THE PROVISIONS OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ALL OTHER AGREEMENTS AND DOCUMENTS REFERRED TO HEREIN ARE TO BE DEEMED SEVERABLE, AND THE INVALIDITY OR UNENFORCEABILITY OF ANY PROVISION SHALL NOT AFFECT OR IMPAIR THE REMAINING PROVISIONS WHICH SHALL CONTINUE IN FULL FORCE AND EFFECT.

         9.2 Integrated Agreement: The Revolving Credit Note, the other Loan Documents, all related agreements, and this Agreement shall be construed as integrated and complementary of each other, and as augmenting and not restricting Lender's rights and remedies. If, after applying the foregoing, an inconsistency still exists, the provisions of this Agreement shall constitute an amendment thereto and shall control.

         9.3 Waiver and Indemnity:

                  (a) No omission or delay by Lender in exercising any right or power under this Agreement or any related agreements and documents will impair such right or power or be construed to be a waiver of any default, or Event of Default or an acquiescence therein, and any single or partial exercise of any such right or power will not preclude other or further exercise thereof or the exercise of any other right, and as to any Borrower no waiver will be valid unless in writing and signed by Lender and then only to the extent specified.

                  (b) Each Borrower releases and shall indemnify, defend and hold harmless Lender, and its respective officers, employees and agents, of and from any claims, demands, liabilities, obligations, judgments, injuries, losses, damages and costs and expenses (including, without limitation, reasonable legal fees) resulting from (i) acts or conduct of a Borrower under, pursuant or related to this Agreement and the other Loan Documents, (ii) any Borrower's breach, or alleged breach, or violation of any representation, warranty, covenant or undertaking contained in this Agreement or the other Loan Documents, and (iii) any Borrower's failure, or alleged failure, to comply with any or all laws, statutes, ordinances, governmental rules, regulations or standards, whether federal, state or local, or court or administrative orders or decrees (including without limitation environmental laws, etc.), and all costs, expenses, fines, penalties or other damages resulting therefrom, unless resulting from acts or conduct of Lender constituting willful misconduct or gross negligence.

                  (c) Lender shall not be liable for, and Borrowers hereby agree that Lender's liability in the event of a breach by Lender of this Agreement shall be limited to Borrowers' direct damages suffered and shall not extend to, any consequential or incidental damages. In the event Borrowers bring suit against Lender in connection with the transactions contemplated hereunder, and Lender is found not to be liable, Borrowers shall indemnify and hold Lender harmless from all costs and expenses, including attorneys' fees, incurred by Lender in connection with such suit.

         9.4 Time: Whenever Borrowers, or any of them, shall be required to make any payment, or perform any act, on a day which is not a Business Day, such payment may be made, or such act may be performed, on the next succeeding Business Day. Time is of the essence in Borrowers' performance under all provisions of this Agreement and all related agreements and documents.

         9.5 Expenses of Lender:

                  (a) At Closing and from time to time thereafter, Borrowers will pay all reasonable expenses of Lender on demand (including, without limitation, search costs, audit fees, appraisal fees, and the fees and expenses of legal counsel for Lender) relating to this Agreement, and all related agreements and documents, including, without limitation, expenses incurred in the analysis, negotiation, preparation, closing, administration and enforcement of this Agreement and the other Loan Documents, the enforcement, protection and defense of the rights of Lender in and to the Loans and Collateral or otherwise hereunder, and any reasonable expenses relating to extensions, amendments, waivers or consents pursuant to the provisions hereof, or any related agreements and documents or relating to agreements with other creditors, or termination of this Agreement (collectively, the "EXPENSES"). Any Expenses not paid upon demand by Lender shall bear interest at the highest per annum rate of interest applicable to the Loans.

                  (b) In addition, at any time following the date of this Agreement, Borrowers effect any changes which results in a change in the format or sequence of Borrowers' data, Borrowers shall pay to Lender its reasonable charge for implementing such changes as are necessary to accommodate the changes in the format or sequence of the data such that the Value Track System(TM) is capable of importing such data, including an hourly fee of $125.

         9.6 Confidentiality: Except as provided in Section 9.19 hereof or to the extent required by law or applicable regulations, Borrowers and Lender agree to maintain the confidentiality of this Agreement and not to disclose the contents hereof or provide a copy hereof to any third party, except (i) accountants, lawyers and financial advisers of the parties who are informed of and agree to be bound by this Section 9.6, and (ii) that copies hereof may be provided to any assignee or participant (or potential assignee or participant) of Lender's interests herein, any investors or prospective investors who acquire or may acquire Securities backed by Accounts and any parties which facilitate the issuance of such Securities, including rating agencies, guarantors and insurers. Lender agrees to maintain the confidentiality of patient information obtained as a result of its interests in, or duties with respect to, the Accounts and as otherwise may be required pursuant to the Business Associate Agreement.

         9.7 Notices:

                  (a) Any notices or consents required or permitted by this Agreement shall be in writing and shall be deemed given if delivered in person or if sent by telecopy or by nationally recognized overnight courier, or via first class, Certified or Registered mail, postage prepaid, to the address of such party set forth on the signature pages hereof, unless such address is changed by written notice hereunder.

                  (b) Any notice sent by Lender or Borrowers, or any of them, by any of the above methods shall be deemed to be given when so received.

                  (c) Lender shall be fully entitled to rely upon any facsimile transmission or other writing purported to be sent by any Authorized Officer (whether requesting an Advance or otherwise) as being genuine and authorized.

         9.8 Brokerage: Borrowers represent that Borrowers have not committed Lender to the payment of any brokerage fee, commission or charge in connection with this transaction. If any such claim is made on Lender by any broker, finder or agent or other Person, each Borrower hereby indemnifies, defends and saves Lender harmless against such claim and further will defend, with counsel satisfactory to Lender, any action or actions to recover on such claim, at Borrowers' own cost and expense, including Lender's reasonable counsel fees. Each Borrower further agrees that until any such claim or demand is adjudicated in Lender's favor, the amount demanded shall be deemed an Obligation of Borrowers under this Agreement.

         9.9 Headings: The headings of any paragraph or Section of this Agreement are for convenience only and shall not be used to interpret any provision of this Agreement.

         9.10 Survival: All warranties, representations, and covenants made by any or all Borrowers and/herein, or in any agreement referred to herein or on any certificate, document or other instrument delivered by it or on its behalf under this Agreement, shall be considered to have been relied upon by Lender, and shall survive the delivery to Lender of the Revolving Credit Note, regardless of any investigation made by Lender or on its behalf. All statements in any such certificate or other instrument prepared and/or delivered for the benefit of Lender shall constitute warranties and representations by Borrowers hereunder. Except as otherwise expressly provided herein, all covenants made by any or all Borrowers hereunder or under any other agreement or instrument shall be deemed continuing until all Obligations are satisfied in full.

         9.11 Successors and Assigns: This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties. No Borrower may transfer, assign or delegate any of its duties or obligations hereunder, without the prior written consent of Lender. In the event Lender sells the Loans in their entirety, or conveys all of its rights hereunder in connection with the sale of all of the assets or voting stock of Lender, to a third party other than an affiliate or subsidiary of Lender, Borrowers shall not be obligated to pay Termination Fee pursuant to Section 2.3(c).

         9.12 Duplicate Originals: Two or more duplicate originals of this Agreement may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument. This Agreement may be executed in counterparts, all of which counterparts taken together shall constitute one completed fully executed document.

         9.13 Modification: No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed by Borrowers and Lender.

         9.14 Signatories: Each individual signatory hereto represents and warrants that he is duly authorized to execute this Agreement on behalf of his principal and that he executes the Agreement in such capacity and not as a party.

         9.15 Third Parties: No rights are intended to be created hereunder, or under any related agreements or documents for the benefit of any third party donee, creditor or incidental beneficiary of any Borrower. Nothing contained in this Agreement shall be construed as a delegation to Lender of any Borrower's duty of performance, including, without limitation, such Borrower's duties under any account or contract with any other Person.

         9.16 Waivers:

                  (a) Borrowers each hereby irrevocably, unconditionally and fully subordinate in favor of Lender, any and all rights they or any of them, may have at any time (whether arising directly or indirectly, by operation of law or contract) to assert or receive payment on any claim against each other or any of them, on account of payments made under this Agreement, including without limitation, any and all rights of subrogation, reimbursement, exoneration, contribution or indemnity. Each Borrower waives any event or circumstances which might constitute a legal or equitable defense of, or discharge of, such Borrower. Furthermore, each Borrower agrees that if any payment on the Obligations is recovered from or repaid by Lender in whole or in part in any bankruptcy, insolvency or similar proceeding instituted by or against any Borrower, the remaining Borrowers and/shall be obligated to the same extent as if the recovered or repaid payment had never been originally made on such Obligation. Each Borrower consents and agrees that Lender shall be under no obligation to marshal any assets or Collateral in favor of such Borrower or against or in payment of any or all of the Obligations.

                  (b) Each Borrower hereby consents and agrees that Lender, at any time or from time to time in its discretion may: (i) settle, compromise or grant releases for liabilities of other Borrowers, and/or any other Person or Persons liable for any Obligations, (ii) exchange, release, surrender, sell, subordinate or compromise any Collateral of any party now or hereafter securing any of the Obligations, and (iii) following an Event of Default, apply any and all payments received at any time against the Obligations in any order as Lender may determine; all of the foregoing in such manner and upon such terms as Lender may see fit, without notice to or further consent from such

Borrower who hereby agrees and shall remain bound upon this Agreement notwithstanding any such action on Lender's part.

                  (c) The liability of each Borrower hereunder is absolute and unconditional and shall not be reduced, impaired or affected in any way by reason of (i) any failure to obtain, retain or preserve, or the lack of prior enforcement of, any rights against any Person or Persons (including other Borrowers), or in any Property, (ii) the invalidity or unenforceability of any Obligations or rights in any Collateral, (iii) any delay in making demand upon other Borrowers or any delay in enforcing, or any failure to enforce, any rights against other Borrowers or in any Collateral even if such rights are thereby lost, (iv) any failure, neglect or omission to obtain, perfect or retain any lien upon, protect, exercise rights against, or realize on, any Property of any Borrower, or any other party securing the Obligations, (v) the existence or non-existence of any defenses which may be available to the other Borrowers with respect to the Obligations, or (vi) the commencement of any bankruptcy, reorganization, liquidation, dissolution or receivership proceeding or case filed by or against any of Borrowers.

         9.17 CONSENT TO JURISDICTION: EACH BORROWER AND LENDER HEREBY IRREVOCABLY CONSENT TO THE NON-EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN THE STATE OF NEW JERSEY IN ANY AND ALL ACTIONS AND PROCEEDINGS WHETHER ARISING HEREUNDER OR UNDER ANY OTHER AGREEMENT OR UNDERTAKING. BORROWERS WAIVE ANY OBJECTION TO IMPROPER VENUE AND FORUM NON-CONVENIENS TO PROCEEDINGS IN ANY SUCH COURT AND ALL RIGHTS TO TRANSFER FOR ANY REASON. EACH BORROWER IRREVOCABLY AGREES TO SERVICE OF PROCESS BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED TO THE ADDRESS OF THE APPROPRIATE PARTY SET FORTH HEREIN.

         9.18 WAIVER OF JURY TRIAL: EACH BORROWER AND LENDER HEREBY WAIVE ANY AND ALL RIGHTS IT MAY HAVE TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION COMMENCED BY OR AGAINST LENDER WITH RESPECT TO RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO OR UNDER THE LOAN DOCUMENTS, WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.

         9.19 Publication: Borrowers grant Lender the right to publish and/or advertise information to the effect that this transaction has closed, which information may include, without limit, (i) the names of Borrowers and Lender,
(ii) the size of the transaction and (iii) those items of information commonly included within a "tombstone advertisement" of the type customarily published in financial or business periodicals.

         9.20 Discharge of Taxes, Borrower's Obligations, Etc.: Lender, in its sole discretion, shall have the right at any time, and from time to time, with prior notice to Borrowers, if Borrowers fail to do so five (5) Business Days after requested in writing to do so by Lender, to: (a) pay for the performance of any of Borrowers' obligations hereunder, and (b) discharge taxes or liens, at any time levied or placed on any of Borrowers' Property in violation of this Agreement unless Borrowers are in good faith with due diligence by appropriate proceedings contesting such taxes or liens and have established appropriate reserves therefor under GAAP. Expenses and advances shall be deemed Advances hereunder and shall be deemed Advances hereunder and shall bear interest at the highest rate applied to the Loans until reimbursed to Lender. Such payments and advances made by Lender shall not be construed as a waiver by Lender of an Event of Default under this Agreement.

         9.21 Injunctive Relief: The parties acknowledge and agree that, in the event of a breach or threatened breach of any party's obligations hereunder, may have no adequate remedy in money damages and, accordingly, shall be entitled to an injunction (including without limitation, a temporary restraining order, preliminary injunction, writ of attachment, or order compelling an audit) against such breach or threatened breach, including without limitation, maintaining the cash management and collection procedure described herein. However, no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against any other legal or equitable remedies in the event of a breach or threatened breach of any provision of this Agreement.

         SECTION 10. SPECIAL INTER-BORROWER PROVISIONS

         10.1 Certain Borrower Acknowledgments and Agreements:

                  (a) Each Borrower acknowledges that it will enjoy significant benefits from the business conducted by the other Borrowers because of, inter alia, their combined ability to bargain with other Persons including without limitation their ability to receive the Credit Facility on favorable terms granted by this Agreement and other Loan Documents which would not have been available to an individual Borrower acting alone. Each Borrower has determined that it is in its best interest to procure the Credit Facility which each Borrower may utilize directly and which receive the credit support of the other Borrowers as contemplated by this Agreement and the other Loan Documents.

                  (b) Lender has advised Borrowers that it is unwilling to enter into this Agreement and the other Loan Documents and make available the Credit Facility extended hereby to any Borrower unless each Borrower agrees, among other things, to be jointly and severally liable for the due and proper payment of the Obligations of each Borrower under this Agreement and other Loan Documents. Each Borrower has determined that it is in its best interest and in pursuit of its purposes that it so induce Lender to extend credit pursuant to this Agreement and the other documents executed in connection herewith (i) because of the desirability to each Borrower of the Credit Facility, the interest rates and the modes of borrowing available hereunder, (ii) because each Borrower may engage in transactions jointly with other Borrowers and (iii) because each Borrower may require, from time to time, access to funds under this Agreement for the purposes herein set forth.

                  (c) Each Borrower has determined that it has and, after giving effect to the transactions contemplated by this Agreement and the other Loan Documents (including, without limitation, the inter-Borrower arrangement set forth in this Section 10.1) will have, assets having a fair saleable value in excess of the amount required to pay its probable liability on its existing debts as they fall due for payment and that the sum of its debts is not and will not then be greater than all of its Property at a fair valuation, that such Borrower has, and will have, access to adequate capital for the conduct of its business and the ability to pay its debts from time to time incurred in connection therewith as such debts mature and that the value of the benefits to be derived by such Borrower from the access to funds under this Agreement (including, without limitation, the inter-Borrower arrangement set forth in this Section 10.1) is reasonably equivalent to the obligations undertaken pursuant hereto.

                  (d) Orion (on behalf of each Borrower) shall maintain records specifying (a) all Obligations incurred by each Borrower, (b) the date of such incurrence, (c) the date and amount of any payments made in respect of such Obligations and (d) all inter-Borrower obligations pursuant to this Section 10. Orion shall make copies of such records available to Lender, upon request.

         10.2 Maximum Amount Of Joint and Several Liability: To the extent that applicable law otherwise would render the full amount of the joint and several obligations of any Borrower hereunder and under the other Loan Documents invalid or unenforceable, such Borrower's obligations hereunder and under the other Loan Documents shall be limited to the maximum amount which does not result in such invalidity or unenforceability, provided, however, that each Borrower's obligations hereunder and under the other Loan Documents shall be presumptively valid and enforceable to their fullest extent in accordance with the terms hereof or thereof, as if this Section 10.2 were not a part of this Agreement.

         10.3 Authorization of Orion by Borrowers:

                  (a) Each of Borrowers hereby irrevocably authorizes Orion to give notices, make requests, make payments, receive payments and notices, give receipts and execute agreements, make agreements or take any other action whatever on behalf of such Borrower under and with respect to any Loan Document and each Borrower shall be bound thereby. This authorization is coupled with an interest and shall be irrevocable, and Lender may rely on any notice, request, information supplied by Orion every document executed by Orion every agreement made by Orion or other action taken by Orion in respect of Borrowers or any thereof as if the same were supplied, made or taken by any or all Borrowers. Without limiting the generality of the foregoing, the failure of one or more Borrowers to join in the execution of any writing in connection herewith shall not, unless the context clearly requires, relieve any such Borrower from obligations in respect of such writing.

                  (b) Borrowers acknowledge that the credit provided hereunder is on terms more favorable than any Borrower acting alone would receive and that each Borrower benefits directly and indirectly from all Advances hereunder. Each of Borrowers, shall be jointly and severally liable for all Obligations, regardless of, inter alia, which Borrower requested (or received the proceeds of) a particular Advance.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.

BORROWERS:
Address for notices to Borrowers:
c/o  Orion HealthCorp, Inc.                   ORION HEALTHCORP, INC.
1805 Old Alabama Road, Suite 350
Roswell, Georgia 30076                        By:     /s/ Terrence L. Bauer
Attn: Stephen Murdock                                ---------------------------
Fax: 678-832-1888                             Name:  Terrence L. Bauer
                                              Title: Chief Executive Officer

                                              BAYTOWN SURGICARE, INC.

                                              By:     /s/ Keith LeBlanc
                                                     ---------------------------
                                              Name:   Keith LeBlanc
                                              Title:  President

                                              BELLAIRE ASC L.P.

                                              By:    Bellaire SurgiCare, Inc.
                                                     its general partner

                                                     By: /s/ Keith LeBlanc
                                                        ------------------------
                                                     Name:  Keith LeBlanc
                                                     Title: President

                                              BELLAIRE SURGICARE, INC.

                                              By:     /s/ Keith LeBlanc
                                                     ---------------------------
                                              Name:  Keith LeBlanc
                                              Title: President

                                              DENNIS CAIN MANAGEMENT, L.L.C.

                                              By:     /s/ Keith LeBlanc
                                                     ---------------------------
                                              Name:  Keith LeBlanc
                                              Title: Manager

                     [SIGNATURES CONTINUE ON FOLLOWING PAGE]

                                              DENNIS CAIN PHYSICIAN SOLUTIONS,
                                              LTD.

                                              By: Dennis Cain Management,
                                                  L.L.C., its general

                                                     By:  /s/ Keith LeBlanc
                                                         -----------------------
                                                     Name:  Keith LeBlanc
                                                     Title: Manager

                                              INTEGRATED PHYSICIAN SOLUTIONS,
                                              INC.

                                              By:     /s/ Terrence L. Bauer
                                                     ---------------------------
                                              Name:  Terrence L. Bauer
                                              Title: President and Chief
                                                     Executive Officer

                                              INTEGRIMED, INC.

                                              By:     /s/ Terrence L. Bauer
                                                     ---------------------------
                                              Name:  Terrence L. Bauer
                                              Title: President

                                              MEDICAL BILLING SERVICES, INC.

                                              By:     /s/ Stephen Murdock
                                                     ---------------------------
                                              Name:  Stephen Murdock
                                              Title: Chief Financial Officer

                                              SAN JACINTO SURGERY CENTER, LTD.

                                              By: Baytown SurgiCare, Inc., its
                                                  general partner

                                                     By:  /s/ Keith LeBlanc
                                                         -----------------------
                                                     Name:  Keith LeBlanc
                                                     Title: President

                     [SIGNATURES CONTINUE ON FOLLOWING PAGE]

                                              SURGICARE MEMORIAL VILLAGE, L.P.

                                              By: Town & Country SurgiCare,
                                                  Inc., its general partner

                                                     By:  /s/ Keith LeBlanc
                                                         -----------------------
                                                     Name:  Keith LeBlanc
                                                     Title: President

                                              TASC ANESTHESIA, LLC

                                              By: Tuscarawas Ambulatory Surgery
                                                  Center, LLC, its Manager

                                                     By:  /s/ Keith LeBlanc
                                                         -----------------------
                                                     Name:  Keith LeBlanc
                                                     Title: Manager

                                              TOWN & COUNTRY SURGICARE, INC.

                                              By:     /s/ Keith LeBlanc
                                                     ---------------------------
                                              Name:  Keith LeBlanc
                                              Title: President

                                              TUSCARAWAS AMBULATORY SURGERY
                                              CENTER, LLC

                                              By:  /s/ Keith LeBlanc
                                                  -----------------------
                                              Name:  Keith LeBlanc
                                              Title: Manager

                                              TUSCARAWAS OPEN MRI, LP

                                              By: Orion HealthCorp, Inc., its
                                                  general partner

                                                     By:  /s/ Terrence L. Bauer
                                                         -----------------------
                                                     Name:  Terrence L. Bauer
                                                     Title: Chief Executive
                                                            Officer

                     [SIGNATURES CONTINUE ON FOLLOWING PAGE]

LENDER:
Address for notices to Lender:                HEALTHCARE BUSINESS CREDIT
Healthcare Business Credit Corporation        CORPORATION
305 Fellowship Road, Suite 300
Mount Laurel, NJ 08054                        By:    /s/ Stacy L. Allen
Attn: Bernard J. Lajeunesse, President              ___________________________
Fax:  856-222-0568
                                              Name:  Stacy L. Allen
                                                    ___________________________

                                              Title:  Vice President
                                                    ___________________________